Exhibit 99.3

EXECUTION VERSION

INVESTOR RIGHTS AGREEMENT

by and between

CRONOS GROUP INC.

and

ALTRIA GROUP, INC.

Dated as of March 8, 2019

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TABLE OF CONTENTS

(continued)

Section 7.9	Injunctive Relief	41
Section 7.10	Further Assurances	41
Section 7.11	Publicity	41
Section 7.12	Counterparts	42

- ii -

SCHEDULES

[Redacted – Schedule to Investor Rights Agreement]

[Redacted – Schedule to Investor Rights Agreement]

[Redacted – Schedule to Investor Rights Agreement]

Schedule 3             Registration Rights

[Redacted – Schedule to Investor Rights Agreement]

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INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT, dated as of March 8, 2019 (this “Agreement”), is entered into by and between Cronos Group Inc., a corporation organized under the Laws of the Province of Ontario (the “Company”), and Altria Group, Inc. a corporation organized under the Laws of the Commonwealth of Virginia (“Altria” and, together with the Company, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, on the date hereof, the Company issued, sold and delivered to (a) Maple Acquireco (Canada) ULC, an unlimited liability corporation organized and existing under the Laws of the Province of British Columbia and a Wholly Owned Subsidiary of Altria (“Altria Common Shareholder”), pursuant to the designation effected by Purchaser pursuant to Section 8.6 of the Subscription Agreement, 149,831,154 Common Shares, and (b) Altria Summit LLC, a limited liability company organized and existing under the Laws of Virginia and a Wholly Owned Subsidiary of Altria (“Purchaser”), a warrant (the “Purchased Warrant”) represented and evidenced by a warrant certificate to purchase Common Shares (the “Purchased Warrant Certificate”), entitling Purchaser to subscribe for and purchase, acquire, accept and receive from the Company, 73,990,693 Common Shares (subject to adjustment pursuant to the terms and conditions of the Purchased Warrant Certificate), in each instance, on a private placement basis, pursuant to the Subscription Agreement, dated as of December 7, 2018 (the “Subscription Agreement”), entered into by and between the Company, Purchaser and, solely for certain limited purposes set forth therein, Altria.

WHEREAS, the Parties each desire for Michael Gorenstein to remain the Chief Executive Officer of the Company and the Chair of the Company Board immediately from and following the consummation of the transactions contemplated by the Subscription Agreement (the “Closing”);

WHEREAS, as contemplated by the Subscription Agreement and subject to the terms and conditions set forth herein, the Parties each desire to record their agreement as to the manner in which the Company’s affairs shall be conducted and to grant to Altria certain rights with respect to its beneficial ownership of Common Shares; and

WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of the parties to the Subscription Agreement to consummate the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS AND TERMS

Section 1.1    Certain Defined Terms. Whenever used in this Agreement, except as otherwise specifically provided herein, the following terms shall have the meanings set forth in this Section 1.1.

“Act” means the Business Corporations Act (Ontario).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise); provided, however, that: (a) with respect to the Company and its Subsidiaries, “Affiliate” at all times excludes any member of the Altria Group and any Person that directly or indirectly controls or is under common control with any member of the Altria Group (other than, from and following the Closing, the Company and its Subsidiaries); and (b) with respect to any member of the Altria Group and any Person that directly or indirectly controls or is under common control with any member of the Altria Group, “Affiliate” at all times excludes the Company and its Subsidiaries.

“Agreement” has the meaning ascribed to such term in the Preamble.

“Anti-bribery Laws” has the meaning ascribed to such term in Section 5.1(a).

“Applicable Accounting Standard” means, IFRS, GAAP, or other accounting or financial reporting standards used by the Company as of the date or for the period at issue.

“Approved Company Agreement” has the meaning ascribed to such term in Section 5.4(a).

“Altria” has the meaning ascribed to such term in the Preamble.

“Altria Common Shareholder” has the meaning ascribed to such term in the Recitals.

“Altria Group” means, collectively, Altria, Altria Common Shareholder, Purchaser and each of their respective controlled Affiliates.

“Altria Nominees” has the meaning ascribed to such term in Section 2.1(b)(ii).

“beneficially own” or any similar phrase means, with respect to Common Shares, having the power to vote or direct the vote of the Common Shares.

“Board and Audit Package” means all materials prepared for and delivered to the Company Board or the Company Audit Committee relating to the approval of the Company’s annual and quarterly financial statements and MD&A.

“Board Observer” has the meaning ascribed to such term in Section 2.1(h).

“Board Size” has the meaning ascribed to such term in Section 2.1(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario, New York, New York or Richmond, Virginia are authorized or required by Law to close.

“Canadian Securities Regulators” means, collectively, the securities commissions or other securities regulatory authorities in each of the provinces of Canada except Québec.

“Cannabis” means: (a) any plant or seed, whether live or dead, from any species or subspecies of genus Cannabis, including Cannabis sativa, Cannabis indica and Cannabis ruderalis, Marijuana and Industrial Hemp and any part, whether live or dead, of the plant or seed thereof, including any stalk, branch, root, leaf, flower, or trichome; (b) any material obtained, extracted, isolated, or purified from the plant or seed or the parts contemplated by clause (a) of this definition, including any oil, cannabinoid, terpene, genetic material or any combination thereof; (c) any organism engineered to biosynthetically produce the material contemplated by clause (b) of this definition, including any micro-organism engineered for such purpose; (d) any biologically or chemically synthesized version of the material contemplated by clause (b) of this definition or any analog thereof, including any product made by any organism contemplated by clause (c) of this definition; and (e) any other meaning ascribed to the term “cannabis” under applicable Law, including the CDSA and the Cannabis Act.

“Cannabis Act” means the Cannabis Act, S.C. 2018, c.16.

“Cannabis Opportunity” means, subject to Section 5.4(c), a business or commercial opportunity relating to the development, production, manufacturing, cultivation, advertising, marketing, promotion, sale and/or distribution of Cannabis or Related Products and Services, including licensing or sub-licensing of intellectual property with respect to Cannabis or Related Products and Services (it being agreed that no business or commercial opportunity within the express exceptions described in Section 5.4(c) shall constitute a “Cannabis Opportunity”).

“CDSA” means the Controlled Drugs and Substances Act, S.C. 1996, c. 19.

“Chosen Court” means the Ontario Superior Court of Justice (Commercial List).

“Claim” means any claim, cause of action, action, demand, lawsuit, investigation, review, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Cleansing Announcement” means a public announcement which shall: (a) be prepared by the Company in consultation with Altria; and (b) contain the Cleansing Information.

“Cleansing Document” has the meaning ascribed to such term in Section 5.1(f).

“Cleansing Information” means all material non-public information relating to the Company or any of its Subsidiaries that: (a) has been provided to the Altria Group and/or the Altria Nominees; and (b) would, without a Cleansing Announcement, prevent the Altria Group from trading its Common Shares under applicable Laws.

“Closing” has the meaning ascribed to such term in the Preamble.

“Code” means the U.S. Internal Revenue Code of 1986.

“Commercial Agreements” means, collectively, (a) the Services Agreement entered into by and between the Company and Altria Ventures Inc., dated as of February 18, 2019, (b) the agreement to be entered into by and between or by and among, Altria or one or more of its Subsidiaries, on the one hand, and the Company or one or more of its Subsidiaries on the other hand, with respect to certain intellectual property matters and (c) one or more other agreements to be entered into by and between or by and among, Altria or one or more of its Subsidiaries, on the one hand, and the Company or one or more of its Subsidiaries on the other hand, relating to matters contemplated by Exhibit C of the Subscription Agreement.

“Common Equivalent Security” means (a) any Convertible Security and (b) any other security of the Company that, in the case of each of clause (a) and (b), entitles the holder thereof to vote together with the holders of the Common Shares as a single class.

“Common Share” means a common share in the capital of the Company, no par value, or such other shares or other securities into which such common share is converted, exchanged, reclassified or otherwise changed, as the case may be, from time to time.

“Company” has the meaning ascribed to such term in the Preamble.

“Company Audit Committee” means the audit committee of the Company Board.

“Company Board” means the board of directors of the Company.

“Company Nominees” means, in respect of a meeting of the Company Shareholders at which directors of the Company are to be elected, such individuals presented by management of the Company to the Company Shareholders for election as directors of the Company at such meeting, including, for the avoidance of doubt, each of the Altria Nominees.

“Company Related Person” means any Affiliate of the Company (other than any Subsidiary of the Company) and any Person who is a director, officer or other employee, general partner, partner, manager, principal or member of the Company, any of its Subsidiaries or any of their respective Affiliates, or any Affiliate of any of the foregoing.

“Company Shareholders” means the beneficial owners of Common Shares.

“Confidential Information” means any and all information about the Discloser or any of its Affiliates which is furnished by it or any of its Representatives to the Recipient or any of its Affiliates, whenever furnished and regardless of the manner in which it is furnished, and includes all Information, including information regarding the business and affairs of the Discloser and its Affiliates, their plans, strategies, operations, financial information (whether historical or forecasted), business methods, systems, practices, analyses, compilations, forecasts, studies, designs, processes, procedures, formulae, improvements, trade secrets and other documents and other information, prepared or furnished by the Discloser, an Affiliate of the Discloser or any of their Representatives, together with any reports, analyses, summaries, interpretations, compilations, forecasts, financial statements, memoranda, notes, studies or any other written or electronic materials prepared by or for a Recipient or a Representative thereof to the extent that they contain, incorporate, reflect or are based upon or generated from such information or derivatives thereof; provided, however, that Confidential Information shall not include, and no obligation under Section 4.4 shall be imposed on, information that: (a) is or becomes generally known to the public, other than as a result of a breach of this Agreement by the Recipient, its Affiliates or their respective Representatives; (b) is or becomes available to the Recipient or its Affiliates, or was in the possession of the Recipient or its Affiliates, on a non-confidential basis from a third party; provided, that such third party obtained such information lawfully and is not and was not prohibited from disclosing such information; or (c) is independently developed by the Recipient or its Affiliates without reference to or use of the Confidential Information of the Discloser.

“Contract” means any legally binding contract, agreement, indenture, lease, deed of trust, license, option, instrument, arrangement, understanding or other obligation.

“Controlled Substances Act” means the Controlled Substances Act of the United States, 21 U.S.C. § 801 et seq.

“Convertible Security” means a security of the Company that is convertible or exercisable into or exchangeable for Common Shares, but excludes (a) any Incentive Security, (b) any Special Option, (c) any Right, and (d) the Pre-emptive Right.

“Currently Prohibited Jurisdiction” has the meaning ascribed to such term in Section 2.2(a)(viii).

“Discloser” means the Party or its Affiliate that discloses its Confidential Information to the other Party or its Affiliate (provided, that providing information directly to an Affiliate of a Party shall be deemed to be a provision of such information to such Party).

“Disclosure Record” means, collectively, all of the documents which have been, as applicable, filed or furnished on www.sedar.com by or on behalf of the Company, with or to the Canadian Securities Regulators pursuant to applicable Law or with or to the SEC pursuant to the Exchange Act or the Securities Act by the Company, including notes, exhibits and schedules thereto and all other information incorporated by reference and any amendments and supplements thereto.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.

“Excluded Person” means any Person set forth in Schedule 1.1(a) or any controlled Affiliate thereof.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exclusivity Termination Date” has the meaning ascribed to such term in Section 5.4(a).

“Exercise Notice” has the meaning ascribed to such term in Section 3.1(d).

“GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, applicable as of the date or for the period at issue.

“Ginkgo Agreement” means the Collaboration and License Agreement, dated as of September 1, 2018, by and between the Company and Ginkgo Bioworks, Inc.

“Governmental Authority” means any Canadian, U.S., non-U.S., non-Canadian or supranational government or governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority (including any stock exchange or other self-regulatory organization), agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive, administrative or judicial entity or subdivision thereof, in each case of competent jurisdiction.

“Holder” means Altria or any Wholly Owned Subsidiary of Altria designated by Altria as the “Holder” from time to time.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, applicable as of the date or for the period at issue, and in the case of the Company, as applied by the Company consistent with past practice.

“Incentive Security” means an option or other security of the Company convertible or exercisable into or exchangeable for Common Shares granted pursuant to any Share Incentive Plan.

“Independent” means an individual that: (a) is “independent” under (i) sections 1.4 and 1.5 of National Instrument 52-110 – Audit Committees and (ii) the rules of the NASDAQ; and (b) is not a director, officer or other employee of Altria, Altria Common Shareholder, Purchaser or any of their respective Affiliates.

“Independent Committee” means a committee of the Company Board comprised solely of directors who are Independent.

“Industrial Hemp” has the meaning ascribed to such term and the term “hemp” under applicable Law, including the Industrial Hemp Regulations (Canada) issued under the Cannabis Act and under the Agricultural Marketing Act of 1946.

“Information” means: (a) know-how (including trade secrets and other unpatented or unpatentable proprietary or confidential information, systems or procedures); (b) computer software, inventions, designs and other industrial or intellectual property of any nature whatsoever; (c) any information of a scientific, technical, or business nature; (d) pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data and stability data; (e) process, horticultural and development information, results and data; (f) research, developmental and demonstration work; (g) data and data files; and (h) all other information, methods, processes, formulations and formulae (it being understood that “Information” may (i) be embodied in or on any media, including hardware, software and/or documentation and (ii) include elements of public or non-proprietary information, provided, that the compilation of such public or non-proprietary information with or without other proprietary information results in such compilation being considered as proprietary to the Person compiling such information).

“Law” means any Canadian, U.S., non-U.S., non-Canadian, federal, state, provincial, territorial, local, municipal or other law, statute, constitution, principle of common law, ordinance, code, standard, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority or any Order.

“Legends” has the meaning ascribed to such term in the Subscription Agreement.

“Marijuana” has the meaning ascribed to such term under applicable Law, including the Controlled Substances Act.

“MD&A” has the meaning ascribed to such term in Section 4.1.

“NASDAQ” means the NASDAQ Global Select Market, or if the Common Shares are no longer listed, traded or quoted thereon, any other securities exchange or quotation system on which the Common Shares are listed, traded or quoted.

“Notice of Disapproval” has the meaning ascribed to such term in Section 5.1(h).

“NYSE” means the New York Stock Exchange LLC, or any successor entity thereto.

“Order” means any order, award, judgment, injunction, writ, decree (including any consent decree or similar agreed order or judgment), directive, settlement, stipulation, ruling, determination, decision or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Authority.

“Original Percentage” means, when used in connection with a Triggering Event, the quotient, expressed as a percentage, obtained when (a) the aggregate number of Common Shares beneficially owned by the Altria Group is divided by (b) the aggregate number of issued and outstanding Common Shares, in each case, immediately prior to such Triggering Event; provided, for purposes of clause (b), such number shall exclude outstanding Common Shares resulting from any issuance with respect to which (i) Altria had a Pre-Emptive Right or Top-Up Right and (ii) (A) the period for exercise thereof shall not have expired or (B) to the extent Altria shall have exercised such Pre-Emptive Right or Top-Up Right, the closing of such sale shall not have occurred, in each case, as of immediately prior to such Triggering Event; provided, further, that such calculation shall be made on a non-diluted basis and shall not include Common Shares underlying unexercised Convertible Securities, including any underlying the Purchased Warrant.

“Parties” and “Party” have the meanings ascribed to such terms in the Preamble.

“Percentage of Outstanding Common Shares” means the percentage equal to the quotient obtained when (a) the aggregate number of Common Shares beneficially owned by the Altria Group, or over which the Altria Group exercises control or direction (including, for the purposes of this calculation, any Common Shares issuable pursuant to the exercise, conversion or exchange of Convertible Securities owned by the Altria Group or over which the Altria Group exercises control or direction) is divided by (b) the aggregate number of issued and outstanding Common Shares (including, for the purposes of this calculation, any Common Shares issuable pursuant to the exercise, conversion or exchange of Convertible Securities owned by the Altria Group or over which the Altria Group exercises control or direction), in each case, as at the time of calculation and, for avoidance of doubt otherwise on a non-diluted basis.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, association, joint-stock company, estate, trust, organization, Governmental Authority or other entity of any kind or nature.

“Pre-emptive Right” means the right of Altria to purchase the Pre-emptive Right Securities from the Company in accordance with Article 3.

“Pre-emptive Right Closing” means the closing from time to time of the issue of the Pre-emptive Right Securities under the Pre-emptive Right.

“Pre-emptive Right Securities” has the meaning ascribed to such term in Section 3.1(a).

“Purchased Warrant” has the meaning ascribed to such term in the Recitals.

“Purchased Warrant Certificate” has the meaning ascribed to such term in the Recitals.

“Purchaser” has the meaning ascribed to such term in the Recitals.

“Recipient” means the Party or its Affiliate that receives Confidential Information from the other Party or its Affiliate (provided, that the receipt of information by an Affiliate of a Party shall be deemed to be the receipt of such information by such Party).

“Rejected Opportunity” means any Cannabis Opportunity with respect to which (a) after Altria shall have satisfied in all material respects its obligations contemplated by Section

5.4(d)(i), the applicable Independent Committee determined not to proceed, (b) the applicable Independent Committee failed to make a determination within fifteen Business Days of the date on which Altria shall have satisfied in all material respects its obligations contemplated by Section 5.4(d)(i), or (c) the applicable Independent Committee initially determined to proceed, but the Company failed to enter into definitive agreements with respect to such Cannabis Opportunity within 180 calendar days of the date on which such Independent Committee initially made such determination.

“Related Products and Services” has the meaning ascribed to such term in Section 5.4(a).

“Representatives” means, with respect to any Person, any director, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee (including any officer), consultant, investment banker, financial advisor, legal counsel, attorney-in-fact, accountant or other advisor, agent or other representative of such Person (and, in the case of Purchaser, Altria, Altria Common Shareholder and any Person acting in any of the foregoing roles on behalf of Altria), in each case acting in their capacity as such.

“Right” means a right granted by the Company pro rata to all of the Company Shareholders to purchase additional Common Shares and/or other securities of the Company.

“Rights Offering” means a rights offering, dividend distribution, or any other transaction in which the general body of holders of affected securities of the same class are treated identically on a per security basis and the exercise, conversion or exchange of the securities offered pursuant to any such transaction.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Share Incentive Plan” means any plan of the Company in effect from time to time pursuant to which Common Shares may be issued, or options or other securities convertible or exercisable into or exchangeable for Common Shares may be granted, to directors, officers, employees, and/or consultants, of the Company and/or its Subsidiaries, including, for greater certainty, the Company’s 2018 Stock Option Plan, as amended.

“Significant Subsidiary” has the meaning ascribed to such term in Rule 1.02(w) of Regulation S-X promulgated pursuant to Exchange Act.

“Special Option” means an option or other security granted by the Company which is convertible or exercisable into or exchangeable for Common Shares for nominal or indeterminate consideration, and includes an over-allotment option or similar option granted to one or more underwriters in connection with a public offering of securities of the Company, but excludes (a) any Incentive Security, (b) any Right, and (c) the Pre-emptive Right.

“Standard Financial Report” means financial information prepared by senior management of the Company, detailed in a form consistent with the reporting template used by the Company at the relevant time, prepared on a basis consistent with the Company’s financial statements for such period in the Disclosure Record, which will include a consolidated statement of financial position, consolidated statement of operations and consolidated statement of cash flows, each of which is substantially in the format disclosed in the Company’s publicly issued financial statements for such fiscal year in the Disclosure Record.

“Subscription Agreement” has the meaning ascribed to such term in the Recitals.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of (a) the securities or ownership interests of such other Person having by their terms ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions or (b) the equity or ownership interests of such other Person, in each case, is directly or indirectly owned or controlled by such first Person and/or by one or more of its Subsidiaries.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, statements, schedules, estimates, information returns and other documents and attachments thereto) relating to Taxes, including any amendment thereof, filed with or supplied to, or required to be filed with or supplied to, a Taxing Authority.

“Taxing Authority” means any Governmental Authority having competent jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Top-Up Right” has the meaning ascribed to such term in Section 3.2(a).

“Top-Up Right Acceptance Notice” has the meaning ascribed to such term in Section 3.2(e).

“Top-Up Right Notice Period” has the meaning ascribed to such term in Section 3.2(e).

“Top-Up Right Offer Notice” has the meaning ascribed to such term in Section 3.2(d).

“Top-Up Securities” means any Common Shares issued: (a) on the exercise, conversion or exchange of Convertible Securities issued prior to the date hereof or on the exercise, conversion or exchange of Convertible Securities issued after the date hereof in compliance with the terms of this Agreement, in each case, excluding any Convertible Securities owned by any member of the Altria Group; (b) pursuant to (or pursuant to the exercise, conversion or exchange of any security issued pursuant to) any Share Incentive Plan; (c) on the exercise of any Right (other than a Right issued in a Rights Offering in which Altria had the right to participate); (d) in connection with bona fide bank debt, equipment financing or non-equity interim financing transactions with lenders to the Company, in each case, with an equity component; or (e) in connection with bona fide acquisitions (including acquisitions of assets or rights under a license or otherwise), mergers or similar business combination transactions or joint ventures undertaken and completed by the Company, in each case, other than (i) Pre-emptive Right Securities and (ii) Common Shares issued pursuant to the Ginkgo Agreement.

“Transaction Agreements” means the Subscription Agreement, the Purchased Warrant Certificate and the Commercial Agreements.

“Trigger Time” means the point in time when the Percentage of Outstanding Common Shares ceases to be an amount equal to at least twenty percent.

“Triggering Event” means the issue of any Common Shares, whether by way of public offering or private placement and, for greater certainty, includes any issue of Common Shares on the exercise, conversion or exchange of any Special Option, but excludes any issue of Common Shares: (a) on the exercise, conversion or exchange of Convertible Securities issued prior to the date hereof, including for greater certainty, the proper exercise of the rights under the Purchased Warrant Certificate, or on the exercise, conversion or exchange of Convertible Securities issued after the date hereof in compliance with the terms of this Agreement; (b) on exercise, conversion or exchange by the Altria Group of any Convertible Securities; (c) pursuant to (or pursuant to the exercise, conversion or exchange of any security issued pursuant to) any Share Incentive Plan; (d) on the exercise of any Right; (e) in connection with bona fide bank debt, equipment financing or non-equity interim financing transactions with lenders to the Company; (f) in connection with bona fide acquisitions (including acquisitions of assets or rights under a license or otherwise), joint ventures, mergers or similar business combination transactions undertaken and completed by the Company; (g) on any exercise of the Pre-emptive Right; or (h) pursuant to any share dividend, stock split, share consolidation, share reclassification, reorganization, amalgamation, arrangement or merger involving the Company or any other similar event that affects all Common Shares in an identical manner; provided, that, notwithstanding anything to the contrary set forth in this Agreement, the issuance of any Common Shares pursuant to the Ginkgo Agreement shall constitute a “Triggering Event.”

“Triggering Event Closing Date” means the date on which a Triggering Event occurs.

“Triggering Event Notice” has the meaning ascribed to such term in Section 3.1(c).

“Triggering Event Price” means, in respect of an issue of Common Shares for cash consideration pursuant to a Triggering Event, the purchase price per Common Share to be paid for such Common Share by the purchasers thereof and means, in respect of an issue of Common Shares for consideration other than cash consideration pursuant to a Triggering Event, the price per Common Share, as determined by an Independent Committee (acting reasonably and in good faith), that would have been received by the Company or its applicable Subsidiary had such Common Shares been issued for cash consideration.

“TSX” means the Toronto Stock Exchange, or any successor entity thereto or if the Common Shares are no longer listed, traded or quoted thereon, any other securities exchange or quotation system on which the Common Shares are listed, traded or quoted.

“U.S. GAAP” means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, applicable as of the date or for the period at issue.

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the equity or ownership interests of such Subsidiary are directly or indirectly owned or controlled by such Person.

Section 1.2    Other Terms. Each of the other capitalized terms used in this Agreement has the meaning set forth where such term is first used or, if no meaning is set forth, the meaning required by the context in which such term is used.

Section 1.3    Interpretation and Construction.

(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

(b)    Unless otherwise specified herein, all Preamble, Recital, Article, Section, clauses, and Schedule references used in this Agreement are to the preamble, recitals, articles, sections, clauses, and schedules to this Agreement.

(c)    Unless the context otherwise requires, for purposes of this Agreement: (i) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb); (ii) the terms defined in the singular shall have a comparable meaning when used in the plural and vice versa; (iii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iv) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation”; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; (vii) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under the Applicable Accounting Standards; (viii) references to the “United States” or abbreviations thereof mean the United States of America, its states and its territories and possessions; and (ix) references to “Canada” or abbreviations thereof mean Canada, its provinces and its territories.

(d)    Except as otherwise specifically provided herein or the context otherwise requires, the term “dollars” and the symbol “$” mean Canadian Dollars and all amounts in this Agreement shall be paid in Canadian Dollars, and in the event any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than Canadian Dollars, to the extent applicable, the Canadian Dollar equivalent for such costs, fees or expenses shall be determined by converting such other currency to Canadian Dollars at the foreign exchange rates published by the Bank of Canada or, if not reported thereby, another authoritative source reasonably determined by the Company, in effect at the time such amount, cost, fee or expense is incurred, and in the event the resulting conversion yields a number that extends beyond two decimal points, rounded to the nearest penny.

(e)    Except as otherwise specifically provided herein or as context otherwise requires, for purposes of Section 4.2, any amount to be reflected or calculated in U.S. Dollars as contemplated by Section 4.2, shall be determined, as applicable, by converting Canadian Dollars to U.S. Dollars at the foreign exchange rate published by the Wall Street Journal or, if not reported thereby, another authoritative source reasonably determined by the Company, in effect at the applicable time or the applicable time of calculation (as reasonably determined by the Company), and in the event the resulting conversion yields a number that extends beyond two decimal points, rounded to the nearest penny.

(f)    Except as otherwise specifically provided herein, when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days shall refer to calendar days unless Business Days are specified.

(g)    Except as otherwise specifically provided herein, (i) all references to any statute in this Agreement include the rules and regulations promulgated thereunder, and unless the context otherwise requires, all applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Authority, and (ii) all references to any Law in this Agreement shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the applicable date or during the applicable period of time.

(h)    Except as otherwise specifically provided herein, (i) all references in this Agreement to any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein, and (ii) all references to this Agreement mean this Agreement (taking into account Section 7.4) as amended, supplemented or otherwise modified from time to time in accordance with Section 7.7.

(i)    The Parties have jointly negotiated and drafted this Agreement, and if an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2

CORPORATE GOVERNANCE

Section 2.1    Board Representation.

(a)    Until the Percentage of Outstanding Shares is less than ten percent, (i) the number of directors constituting the full Company Board (the “Board Size”) shall be seven directors, unless the Holder otherwise agrees, and (ii) the Company Board shall not (A) propose or resolve to increase or decrease the Board Size, except as provided in Section 2.1(i), or with the prior written consent of the Holder, (B) present a slate of Company Nominees to the Company Shareholders for election to the Company Board that is greater than or fewer than the Board Size or (C) except with the prior written consent of the Holder, and subject to the obligations of the directors of the Company to comply with their fiduciary duties under applicable Law, fail to recommend against any proposal by the Company Shareholders to increase or decrease the Board Size.

(b)    Subject to Section 2.1(c), Section 2.1(d) and Section 2.1(f), for so long as the Percentage of Outstanding Common Shares is at least forty percent and the Board Size is seven directors, the Company covenants and agrees to nominate for election as directors to the Company Board at any meeting of the Company Shareholders at which directors of the Company are to be elected the Persons designated as follows:

(i)    the Chief Executive Officer of the Company;

(ii)    four individuals designated in writing to the Company by the Holder in its discretion pursuant to the Holder’s rights set forth in this Agreement (each an “Altria Nominee” and collectively, the “Altria Nominees”); provided, that (A) all such individuals shall have such skills and experience reasonably consistent with other individuals who hold directorships on companies listed on the TSX, NASDAQ or NYSE, (B) at least one Altria Nominee shall be a “resident Canadian” (as defined in the Act) to the extent such individual must be a “resident Canadian” (as defined in the Act) to satisfy the director residency requirements under the Act and (C) if, in order to prevent the Company from failing to comply with applicable Law, including the rules of any stock exchange on which the Common Shares are then listed, such individual shall satisfy such criteria or, if such criteria can be met as of such nominee’s appointment to the Company Board rather than at the time of nomination without violating the applicable Law, as of such nominee’s appointment to the Company Board; and

(iii)    two individuals designated by the Company Board who are (A) Independent, (B) solely for purposes of this Section 2.1(b)(iii), an independent director as defined under 311 of the TSX Company Manual, (C) “financially literate” (within the meaning of 1.6 of National Instrument 52-110 – Audit Committees and for purposes of the rules of the TSX and NASDAQ) and (D) one such individual shall be a “resident Canadian” (as defined in the Act) to the extent such individual must be a “resident Canadian” (as defined in the Act) to satisfy the director residency requirements under the Act.

(c)    Subject to Section 2.1(d), for so long as the Percentage of Outstanding Common Shares is at least forty percent, the Holder shall have the right to designate the lowest number of Altria Nominees that constitutes a majority of the total number of directors comprising the Company Board.

(d)    For so long as the Percentage of Outstanding Common Shares is less than forty percent, but is greater than ten percent, the Holder shall be entitled to designate a number of Altria Nominees that represents its proportionate share of the number of directors comprising the

Company Board (rounded up to the next whole number) based on the Percentage of Outstanding Common Shares beneficially owned by the Altria Group; provided, that the requirements with respect to the number of Altria Nominees that shall be Independent and a “resident Canadian” (as defined in the Act) as contemplated by Section 2.1(b)(ii) and Section 2.1(b)(iii), shall be taken into account and adjusted proportionately consistent with the foregoing (in each case rounded up to the next whole number).

(e)    At least one Altria Nominee shall be Independent as long as (i) the Holder has the right to designate at least three Altria Nominees pursuant to Section 2.1(b)(ii) and (ii) the Percentage of Outstanding Common Shares does not exceed fifty percent.

(f)    Notwithstanding anything to contrary set forth in this Agreement, during the duration of this Agreement, the Chief Executive Officer shall be a member of the Company Board unless the Company Board (other than the Chief Executive Officer) unanimously determines otherwise.

(g)    For so long as the Holder is entitled to designate one or more Altria Nominees, the Company shall (i) include the Altria Nominees in the notice of meeting, the management information circular, proxy statement and form of proxy relating to the applicable meeting of Company Shareholders as nominees of management, and (ii) (subject to the obligations of the directors of the Company to comply with their fiduciary duties under applicable Law) recommend in favor of, and solicit proxies from the Company Shareholders in favor of, the election of the Altria Nominees in a manner no less favorable than the manner in which the Company supports other nominees for election at any such meeting.

(h)    If an Altria Nominee fails to be elected by the Company Shareholders as a director of the Company, the Holder shall have the right to designate such individual as an observer to the Company Board (each such individual, a “Board Observer”). Each Board Observer shall be entitled to (i) receive notice of and to attend meetings of the Company Board, (ii) take part in discussions and deliberations of matters brought before the Company Board, (iii) receive notices, consents, minutes, documents and other information and materials that are sent to members of the Company Board and (iv) receive copies of any written resolutions proposed to be adopted by the Company Board, including any resolution as approved, each at substantially the same time and in substantially the same manner as the members of the Company Board, except that the Board Observer will not be entitled to vote on any matters brought before the Company Board and shall not be entitled to any compensation from the Company; provided, however, that all reasonable and documented out-of-pocket expenses of the Board Observer shall be reimbursed by the Company.

(i)    In the event that any Altria Nominee ceases to serve as a director of the Company for any reason, including the death, disability, resignation, removal or failure of an Altria Nominee to be elected at a meeting of the Company Shareholders, or upon any other vacancy with respect to an Altria Nominee, the Company shall cause the Company Board to appoint as soon as practicable a replacement Altria Nominee in accordance with this Agreement and applicable Law to fill the vacancy caused thereby; provided, that the Holder remains eligible to nominate such Altria Nominee pursuant to Section 2.1(b) or Section 2.1(d). Notwithstanding anything to the contrary set forth in Section 2.1(a), if the Company is prevented by applicable

Law from filling a vacancy with an Altria Nominee in accordance with the foregoing sentence of this Section 2.1(i), the Company Board shall, to the maximum extent permitted by applicable Law, promptly resolve to increase the Board Size until the next meeting of the Company Shareholders and appoint such replacement Altria Nominee(s) to the Company Board.

(j)    For so long as the Holder is entitled to designate one or more Altria Nominees, a number of Altria Nominees that represents the Holder’s proportionate share of the number of directors comprising the applicable committee (rounded up to the next whole number) based on the Percentage of Outstanding Common Shares shall be appointed to each committee established by the Company Board, including, for certainty, any ad hoc committee, special committee, strategic advisory committee or other similarly constituted committee of the Company Board formed for the purposes of, among other things, reviewing, considering or evaluating regulatory issues, strategic initiatives or material transactions involving the Company and/or its Subsidiaries; provided, that, if (i) applicable Law, including the rules of any stock exchange on which the Common Shares are then listed and any written policies approved by the Company Board, including any committee charters, would not provide for such proportionate representation, the greatest number of Altria Appointees permitted thereby that is less than such proportionate amount shall be appointed to each such committees, and (ii) no Altria Nominee is Independent, the Holder shall, if permitted by applicable Law, have the right to designate as an observer to the Company Audit Committee one Altria Nominee (with the terms and conditions of the second sentence of Section 2.1(h) applying mutatis mutandis to this clause (ii)), but in no event shall any Altria Nominee be appointed to any Independent Committee if no Altria Nominee is Independent.

(k)    The Company shall obtain and use its reasonable best efforts to maintain in force a directors’ and officers’ insurance policy, with coverage and on terms acceptable to the Company Board. The Company shall enter into customary indemnification agreements with any directors nominated to the Company Board pursuant to this Agreement.

(l)    Unless otherwise approved by unanimous resolution of the Company Board, Michael Gorenstein shall serve as the Chair of the Company Board so long as he also serves as (i) Chief Executive Officer of the Company and (ii) a director of the Company.

(m)    Subject to Section 4.4, each Altria Nominee who serves on the Company Board or a committee thereof shall be at liberty from time to time to make disclosure to any member of the Altria Group of information relating to the Company or any Company Related Person.

Section 2.2    Altria Approval Rights.

(a)    Except as set forth in, or otherwise qualified by, Schedule 2.2(a), until the Percentage of Outstanding Common Shares is less than ten percent, the Company shall not (either directly or indirectly through a Subsidiary, and shall use commercially reasonable efforts to cause its Affiliates not to) take any of the following actions without the prior written consent of the Holder (in its capacity as a Company Shareholder):

(i)    consolidate or merge into or with another Person or enter into any other similar business combination, including pursuant to any amalgamation, arrangement, recapitalization or reorganization, other than a consolidation, merger or other similar business combination of any Wholly Owned Subsidiary of the Company into or with the Company or into or with another Wholly Owned Subsidiary of the Company or an amalgamation or arrangement involving a Subsidiary of the Company with another Person in connection with an acquisition permitted or approved pursuant to Section 2.2(a)(ii);

(ii)    acquire any shares or similar equity interests, instruments convertible into or exchangeable for shares or similar equity interests, assets, business or operations with an aggregate value of more than $100 million, in a single transaction or a series of related transactions;

(iii)    adopt any plan or proposal for a complete or partial liquidation, dissolution or winding up of the Company or any of its Significant Subsidiaries (other than a liquidation, dissolution or wind-up of any such entity in connection with which all of such entity’s assets are transferred (including by way of a division of a limited liability company) to the Company and/or one or more of its Subsidiaries), or any reorganization or recapitalization of the Company or any of its Significant Subsidiaries, or commence any Claim seeking relief under any applicable Laws relating to bankruptcy, insolvency, conservatorship or relief of debtors;

(iv)    sell, transfer, caused to be transferred (including by way of a division of a limited liability company), exclusively license, lease, pledge or otherwise dispose of any of its or any of its Significant Subsidiaries’ assets, business or operations (in a single transaction or a series of related transactions, and excluding any sale, transfer, exclusive license, lease, pledge or disposition of assets, business or operations solely among the Company and/or one or more of its Significant Subsidiaries) in the aggregate with a value of more than $60 million;

(v)    make any changes to the Company’s policy with respect to the declaration and payment of any dividends on the Common Shares, except if and to the extent that a reduction in the dividend is required by applicable Law;

(vi)    enter into any Contract or other agreement, arrangement, understanding with respect to, or consummate, any transaction or series of related transactions between the Company or any of its Subsidiaries, on the one hand, and any Company Related Person, on the other hand, involving consideration or any other transfer of value required to be disclosed pursuant to Item 404 of Regulation S-K promulgated pursuant to Securities Act, but excluding any ordinary course compensatory transaction between the Company or any of its Subsidiaries, on the one hand, and any of their respective directors, officers or employees, on the other hand, and any indemnification to which any such director, officer or other employee may be entitled from the Company or any of its Subsidiaries;

(vii)    enter into any Contract or other agreement, arrangement or understanding with respect to, or consummate, any transaction or series of related transactions between the Company or any of its Subsidiaries, on the one hand, and any Excluded Person; or

(viii)    engage in the production, cultivation, advertisement, marketing, promotion, sale or distribution of Cannabis or any Related Products and Services in any jurisdiction, including the United States, where such activity is prohibited by applicable Law as of the date of this Agreement (each, a “Currently Prohibited Jurisdiction”); provided that Holder may not withhold its consent if any member of the Altria Group is, directly or indirectly, pursuing or engaged in the specific activity subject to such consent being sought by the Company from the Holder or senior management of any member of the Altria Group has authorized the pursuit or engagement of such specific activity.

(b)    In addition, until the Trigger Time, the Company shall not designate or issue any class of Convertible Security or other Common Equivalent Security without the prior written consent of the Holder (in its capacity as a Company shareholder); provided, that the Company shall negotiate in good faith with the Holder to make equitable adjustments to the Pre-Emptive Rights and Top-Up Rights set forth herein in connection with the grant of any such prior written consent.

(c)    If at any time the Percentage of Outstanding Common Shares ceases to be at least ten percent, the Company shall, subject to Section 4.4, use its commercially reasonable efforts to consult in good faith with Altria prior to taking action with respect to the matters set forth in Section 2.2(a), but Altria shall have no right to approve or deny approval of such matters.

(d)    Subject to Section 4.4, in furtherance, and not in limitation, of the approval rights set forth in Section 2.2(a), (i) the Company shall consult in good faith with Altria with respect to the matters set forth in Section 2.2(a) with the goal of minimizing the Tax impact arising therefrom to the Company and the Altria Group, but Altria shall have no right to approve or deny approval of such matters and (ii) the Company and Altria hereby agree to the covenants set forth in Schedule 2.2(d).

ARTICLE 3

PRE-EMPTIVE RIGHT OF ALTRIA

Section 3.1    Pre-emptive Rights.

(a)    Until the Trigger Time, the Company hereby grants to Altria the right to purchase, directly or indirectly by another member of the Altria Group, from time to time upon the occurrence of any Triggering Event, up to such number of Common Shares issuable in connection with the Triggering Event (the “Pre-emptive Right Securities”) which will, when added to the Common Shares beneficially owned by the Altria Group immediately prior to the Triggering Event, result in the Altria Group beneficially owning the Original Percentage of issued and outstanding Common Shares immediately after giving effect to the issue of all Common Shares to be issued in connection with the Triggering Event.

(b)    In respect of each exercise of the Pre-emptive Right, the purchase price per Pre-emptive Right Security shall be equal to the Triggering Event Price; provided, however, in respect of each exercise of the Pre-emptive Right in connection with the issuance of Common Shares pursuant to the Ginkgo Agreement, the purchase price per Pre-emptive Right Security shall be equal to $16.25 per Common Share, without any setoff, counterclaim, deduction or withholding.

(c)    Until the Trigger Time, the Company shall provide to Altria written notice (a “Triggering Event Notice”) as soon as practicable (i) following a determination by the Company to effect a Triggering Event, other than a Triggering Event that arises as a result of the exercise of a Special Option, and (ii) following the exercise of a Special Option. Each Triggering Event Notice shall include the number of Pre-emptive Right Securities which Altria shall be entitled to purchase as a result of the applicable Triggering Event, a calculation demonstrating how such number was determined, the Triggering Event Price (if known at the time of the Triggering Event Notice and otherwise a good faith estimate of the range of the anticipated Triggering Event Price, which estimate shall not be conclusive of the final amount) and the anticipated Triggering Event Closing Date. The Company shall also give Altria notice as promptly as practicable following the grant of a Special Option.

(d)    Subject to the provisions of this Agreement, the Pre-emptive Right shall, in each instance, be exercisable by Altria at any time during a period of fifteen Business Days following receipt of a Triggering Event Notice in accordance with Section 3.1(c) (or, in the case of a Triggering Event Notice relating to a “bought deal” offering, during a period of two Business Days following receipt of such Triggering Event Notice). During the period set forth in the preceding sentence, if Altria wishes to exercise the Pre-emptive Right, Altria shall deliver an irrevocable notice (an “Exercise Notice”) in writing addressed to the Company confirming that it wishes to exercise the Pre-emptive Right in respect of such Triggering Event, specifying the number of Pre-emptive Right Securities that it shall purchase and the member(s) of the Altria Group to which such Pre-emptive Right Securities are to be issued, if other than Altria (it being understood and agreed that any Exercise Notice shall also be unconditional, except that Altria may condition the exercise of its Pre-emptive Rights on the consummation of the applicable Triggering Event). If the Company does not receive an Exercise Notice in respect of a Triggering Event Notice within the applicable period set out above, Altria shall be deemed to have not exercised the Pre-emptive Right in respect of the Triggering Event to which such Triggering Event Notice relates and the Pre-emptive Right shall be deemed to have expired in respect of such Triggering Event.

(e)    Subject to applicable Law, the Pre-emptive Right Closing of the issue of the Pre-emptive Right Securities shall occur on the Triggering Event Closing Date or such later date as the Parties may agree upon, subject to extension to obtain any required regulatory approval.

Section 3.2    Top-Up Securities.

(a)    Until the Trigger Time, Altria shall have a right (the “Top-Up Right”) to subscribe for Common Shares in connection with any Top-Up Securities that the Company may, from time to time, issue after the date of this Agreement; provided that in the event that the approval of the TSX, NASDAQ or other stock exchange shall be required in order to exercise a Top-Up Right, the Company shall use its reasonable best efforts to obtain such approval as promptly as practicable. The maximum number of Common Shares that may be subscribed for by Altria pursuant to the Top-Up Right shall equal the number of Common Shares such that, after giving effect to the issuance of the Top-Up Securities and the Common Shares issued pursuant to the Top-Up Right, the percentage of Common Shares of the Company beneficially owned by the Altria Group, calculated on a non-diluted basis, is equal to such percentage immediately prior to such issuances. In determining the percentage applicable to the Top-Up Right with respect to any fiscal quarter, any prior issuances of Common Shares by the Company with respect to which (i) Altria had a Pre-Emptive Right or Top-Up Right and (ii) (A) the period for exercise thereof shall not have expired or (B) to the extent Altria shall have exercised such Pre-Emptive Right or Top-Up Right, the closing of such sale shall not yet have occurred, in each case, as of the date of such calculation shall be excluded.

(b)    The Top-Up Right may be exercised on a quarterly basis as set out in Section 3.2(d). Any dilution to the Percentage of Outstanding Common Shares resulting from the issuance of Top-Up Securities during a fiscal quarter of the Company shall be disregarded for purposes of determining, prior to the later of (i) the expiration of the Top-Up Right Notice Period and (ii) if Altria submits a Top-Up Notice Acceptance, the sale of such Top-Up Securities to Altria, the Percentage of Outstanding Common Shares pursuant to this Agreement. The Top-Up Right shall be effected through subscriptions for Common Shares by Altria for a price per Common Share equal to the volume-weighted average price of the Common Shares on the TSX during regular trading hours for the ten full trading days preceding the delivery of the Top-Up Right Acceptance Notice by Altria and, if applicable, shall be subject to approval by the TSX and NASDAQ; provided, however, that with respect to any Top-Up Right arising from the issuance of any Top-Up Securities pursuant to the exercise, conversion or exchange of any security that is outstanding on the date of this Agreement, the price per Common Share to be paid by Altria in connection with its exercise of its Top-Up Right shall be $16.25 per Common Share, without any setoff, counterclaim, deduction or withholding.

(c)    In the event that the approval of the Company Shareholders shall be required in order to exercise a Top-Up Right, the Company shall use its reasonable best efforts to cause the approval of such Top-Up Right at the next meeting of the Company Shareholders that is convened by the Company in order to allow Altria to exercise its Top-Up Right. The Company shall solicit proxies from the Company Shareholders for use at such meeting to obtain such approval.

(d)    Until the Trigger Time, within thirty days following the end of each fiscal quarter of the Company, the Company shall send a written notice to Altria (the “Top-Up Right Offer Notice”) specifying: (i) the number of Top-Up Securities issued during such fiscal quarter; (ii) the expected use of proceeds from any exercise of the Top-Up Right by Altria; (iii) the total number of the then issued and outstanding Common Shares (which shall include any securities to be issued to Persons having similar participation rights); and (iv) the Percentage of Outstanding Common Shares (based on the last publicly reported ownership figures of the Altria Group and the number of issued and outstanding Common Shares in (iii) above), assuming Altria did not exercise its Top-Up Right.

(e)    Altria shall have a period of fifteen Business Days from the date of the Top-Up Right Offer Notice (the “Top-Up Right Notice Period”) to notify the Company in writing (the “Top-Up Right Acceptance Notice”) of the exercise, in full or in part, of its Top-Up Right. The Top-Up Right Acceptance Notice shall specify the number of Common Shares subscribed for by Altria pursuant to the Top-Up Right and the subscription price calculated in accordance with Section 3.3(b) and shall be irrevocable and unconditional. If Altria fails to deliver a Top-Up Right Acceptance Notice within the Top-Up Right Notice Period, then the Top-Up Right of Altria in respect of the issuances of Top-Up Securities during the applicable fiscal quarter is extinguished. If Altria gives a Top-Up Right Acceptance Notice, the sale of the Top-Up Securities to Altria shall be completed as soon as reasonably practicable thereafter.

Section 3.3    Exercise of Pre-emptive Rights and Top-Up Rights. Each of the Parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Article 3, including obtaining any governmental, regulatory, stock exchange or other consents, transfers, orders, qualifications, waivers, authorizations, exemptions and approvals, providing all notices and making all registrations, filings and applications necessary or desirable for the consummation of the transactions contemplated by this Article 3, including any filings with Governmental Authorities. The Company shall forthwith notify Altria if as a condition of obtaining any applicable regulatory approvals, including securities regulatory and stock exchange approval, the purchase price must be an amount greater than the Triggering Event Price or the price specified in a Top-Up Right Offer Notice, as applicable, and shall keep Altria fully informed and allow Altria to participate in any communications with such securities regulator or stock exchange regarding the exercise of Altria’s rights under this Article 3.

(b)    The obligation of the Company to consummate a purchase of Pre-emptive Right Securities or Top-Up Right Securities, as the case may be, under this Article 3 is subject to the fulfilment, prior to or at the applicable closing date, of each of the following conditions, any of which may be waived by the Company in writing:

(i)    there shall not be in effect any Order which prohibits the consummation of the transactions contemplated by this Article 3 nor shall there be any pending Claim seeking to prohibit the consummation of the transactions contemplated by this Article 3;

(ii)    no applicable Law shall have been enacted or announced which prohibits the consummation of the transactions contemplated by this Article 3 or makes such consummation illegal;

(iii)    in the case of a purchase of Pre-emptive Right Securities, the closing of the issue and sale of the securities constituting the Triggering Event shall have occurred prior to, or shall occur concurrently with, the Pre-emptive Right Closing;

(iv)    any member of the Altria Group purchasing securities shall execute a subscription or purchase agreement, which in the case of a purchase of Pre-emptive Right Securities shall be substantially in the same form as the agreements being entered into by the other participants in such Triggering Event, which, for greater certainty, shall include confirmation that such member of the Altria Group is an “accredited investor” (within the meaning of SEC Rule 501 of Regulation D under the Securities Act or its equivalent under applicable Laws) or is otherwise eligible to purchase securities of the Company pursuant to an exemption from applicable prospectus and registration requirements; and

(v)    any stock exchange upon which the Common Shares are then listed and any other Governmental Authority, in each case whose approval is required, shall have approved the issue and sale of such securities.

(c)    The obligation of Altria and/or its designee to consummate a purchase of Pre-emptive Right Securities or Top-Up Right Securities, as the case may be, under this Article 3 is subject to the fulfilment, prior to or at the applicable closing, of each of the following conditions, any of which may be waived by Altria and/or its designee in writing:

(i)    there shall not be in effect any Order which prohibits the consummation of the transactions contemplated by this Article 3, nor shall there be any pending Claim seeking to prohibit the consummation of the transactions contemplated by this Article 3;

(ii)    no applicable Law shall have been enacted or announced which prohibits the consummation of the transactions contemplated by this Article 3 or makes such consummation illegal;

(iii)    in the case of a purchase of Pre-emptive Right Securities, the closing of the issue and sale of the securities constituting the Triggering Event shall have occurred prior to, or shall occur concurrently with, the Pre-emptive Right Closing; and

(iv)    any stock exchange upon which the Common Shares are then listed and any other Governmental Authority whose approval is required, shall have approved of the issue and sale of such securities.

(d)    At or prior to the closing of any issuance of securities to the Altria Group under this Article 3:

(i)    the Company shall deliver, or cause to be delivered, to Altria the applicable securities registered in the name of or otherwise credited to Altria or such member of the Altria Group as is designated in writing by it;

(ii)    Altria shall deliver or cause to be delivered to the Company payment of the applicable purchase price by certified check or wire or other electronic funds transfer; and

(iii)    the Parties shall deliver any documents required to evidence the requirements set out in Section 3.3(a) and Section 3.3(c).

Section 3.4    No Obligations Unless Pre-emptive Right or Top-Up Right Exercised. Nothing herein contained or done pursuant hereto shall obligate Altria to purchase or pay for, or shall obligate the Company to issue, the Pre-emptive Right Securities or Top-Up Right Securities except upon the exercise by Altria of the Pre-emptive Right or Top-Up Right, as applicable, in accordance with the provisions of this Article 3 and compliance with all other conditions precedent to such issue and purchase contained in this Article 3.

Section 3.5    No Rights as Holder of Pre-emptive Right Securities or Top-Up Right Securities. Altria shall not have any rights whatsoever as a holder of any of the Pre-emptive Right Securities or Top-Up Right Securities (in each case, including any right to receive dividends or other distributions therefrom or thereon) until Altria shall have acquired the Pre-emptive Right Securities or Top-Up Right Securities, as applicable.

Section 3.6    Registration Rights. The Holder shall have, and be entitled to exercise, the registration rights set forth in Schedule 3.

ARTICLE 4

INFORMATION RIGHTS; INSPECTION RIGHTS

Section 4.1    Annual and Quarterly Financial Information. Subject to Section 4.4, the Company agrees that, with respect to any fiscal quarter or fiscal year during the term of this Agreement, the Company shall deliver to Altria as promptly as practicable: (a) drafts of any Board and Audit Package relating to the Company’s financial statements and management’s discussion and analysis of financial condition and results of operations (“MD&A”), (b) any Board and Audit Package relating to the Company’s financial statements and MD&A at substantially the same time such package is sent to the Company Board or the Company Audit Committee, as the case may be, (c) the version of the Company’s financial statements and MD&A that are approved by the Company Board or the Company Audit Committee for any fiscal quarter or fiscal year, including, in the case of audited annual financial statements, upon receiving the written consent of the Company’s independent certified public accountant, which the Company shall use its reasonable best efforts to obtain, the opinion on the audited annual financial statements by the Company’s independent certified public accountants and (d) copies of all presentations, materials or other written information provided to the Company Board and any committee thereof (including the Company Audit Committee).

Section 4.2    Additional Information Rights.

(a)    Subject to Section 4.2(b), Section 4.2(c) and Section 4.4, during the term of this Agreement (with respect to clauses (ii) through (xi) of this Section 4.2(a), for so long as Altria accounts for its beneficial ownership in the Company using the equity method and to the extent required for Altria to satisfy its obligations pursuant to its Financial Reporting and Planning Requirements in effect as of the date hereof, a copy of which has been made available to the Company), the Company shall:

(i)    as promptly as practicable after the date of this Agreement, deliver to Altria an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the date of this Agreement prepared in accordance with U.S. GAAP (reflecting all applicable amounts contemplated by this clause (i) in both Canadian Dollars and U.S. Dollars);

(ii)    deliver to Altria monthly, unaudited, internal income reports for the Company prepared in accordance with IFRS for distribution to the Company Board, within fifteen Business Days of the end of each full calendar month (such internal reports shall be in the form presented to the Company Board from time to time, which as of the date of this Agreement includes information regarding geography, volume, revenue, sales and EBITDA (it being understood that EBITDA shall be calculated and determined in the Company’s reasonable discretion after consultation with Altria));

(iii)    within sixty days of the end of each full calendar quarter, deliver to Altria an analysis of Common Shares outstanding (economic and voting interest) at the end of such full quarter, including a roll forward (total dollars and Common Shares) of all Common Share-related activity, such as share issuances, repurchases of shares and share-based payments, and the weighted average number of Common Shares outstanding used in the calculation of basic and diluted earnings per share for the quarterly and year-to-date periods then ended, in each case prepared in accordance with IFRS (with a reconciliation of adjustments to U.S. GAAP) (reflecting all applicable amounts contemplated by this clause (iii) in both Canadian Dollars and U.S. Dollars);

(iv)    within sixty days of the end of each full calendar quarter, deliver to Altria the final income statement and balance sheet, as of and for the quarterly period then ended, prepared in accordance with IFRS, together with a list of reconciling items to U.S. GAAP including a reasonably detailed description of all non-recurring items on a pre-tax and after-tax basis (as reasonably determined by the Company) recorded for such full calendar quarter, including amounts and a roll forward of components of equity attributable to Company Shareholders, as well as components of other comprehensive earnings attributable to Company Shareholders, prepared in accordance with IFRS (and adjusted for identified differences to U.S. GAAP) (reflecting all applicable amounts contemplated by this clause (iv) in both Canadian Dollars and U.S. Dollars);

(v)    deliver to Altria, as promptly as practicable and in any case within five Business Days of its or their approval by the Company Board, the annual operating budget and three-year plan by geography, prepared in accordance with IFRS for approval by the Company Board from time to time, including a reasonably detailed description of all non-recurring items on a pre-tax and after-tax basis to the extent included within the annual budget (including amounts), and any revisions to the annual budget or three-year plan throughout the year;

(vi)    within five days of the end of each full calendar quarter, deliver to Altria a schedule of Common Shares outstanding (economic and voting interest) at the end of such full quarter, to be used in Altria’s calculation of Percentage of Outstanding Common Shares;

(vii)    deliver to Altria quarterly phasing of the annual operating budget for profit attributable to equity holders of the Company in accordance with IFRS, including: (A) a quarterly phasing of all non-recurring items on a pre-tax and after-tax basis; (B) quarterly phasing of material budgeted U.S. GAAP adjustments to the IFRS budgeted amounts on a consolidated basis, in conjunction with the receipt of the annual operating budget; and (C) revisions to the latest estimates of the results up to normalized EBITDA (it being understood that EBITDA shall be calculated and determined in the Company’s reasonable discretion after consultation with Altria) (when provided to the Company Board or promptly thereafter);

(viii)    from time to time deliver to Altria information as is reasonably required and requested by Altria in order to allocate and analyze certain basis differences that exist between the carrying value of Altria’s indirect investment in the Company and Altria’s share of the Company’s net assets;

(ix)    provide notice and a description of, as promptly as practicable upon having actual knowledge of, any business arrangements between any Altria Group member on the one hand and the Company or any of its Affiliates on the other hand, in order to comply with any applicable related-party disclosure requirement in all material respects, provided, that, such obligations shall be deemed satisfied with respect to any business arrangement of which any Altria Group member has actual knowledge (taking into account Section 4.2(c));

(x)    deliver to Altria within twenty five days of the end of each full calendar quarter, a discussion with the Company’s controller (or another individual with similar responsibilities reasonably acceptable to Altria) regarding updates to the Company’s business and results, if any, necessary to assist Altria in complying with the requirements of its equity method accounting for its indirect investment in the Company; and

(xi)    deliver to Altria such other information as is required by Altria for accounting or other regulatory purposes at such times reasonably requested by Altria (it being understood that such other information shall be in the form reasonably determined by Company management to be appropriate in the circumstances taking into account the purpose for which Altria requires the information).

(b)    Altria acknowledges and agrees that consents from third parties may be required in connection with the Company’s satisfaction of its obligations set forth in Section 4.2, and the Company agrees that to the extent any such consents are so required the Company shall use its commercially reasonable efforts to obtain such consents.

(c)    Altria shall, and shall cause each other member of the Altria Group to, and shall use its reasonable best efforts to cause its and their respective Representatives to, provide all such cooperation, assistance, financial information and access to the Company, its Subsidiaries and their respective Representatives, as reasonably necessary or reasonably requested by the Company, its Subsidiaries or their respective Representatives in connection with or related to any of the Company’s obligations contemplated by Section 4.2(a). Altria shall use commercially reasonable efforts to inform itself of the business arrangements contemplated by Section 4.2(a)(ix), including by making reasonable inquiries, from time to time, of the other members of the Altria Group with respect to such business arrangements.

Section 4.3    Inspection Rights. Subject to Section 4.4 the Company shall provide Altria and its Representatives with reasonable access upon reasonable advanced notice during normal business hours, to the Company’s and its Subsidiaries’ books and records and executive management so that Altria may conduct reasonable inspections, investigations and audits relating to the information provided by the Company pursuant to this Article 4 or such other reasonable business purposes, so long as such access does not unreasonably interfere with any of the businesses, properties or assets of the Company or any of its Subsidiaries.

Section 4.4    Confidentiality.

(a)    Except as contemplated by Section 7.11, or as expressly permitted by the terms of any of the Transaction Agreements, during the term of this Agreement and thereafter for a period commencing on the termination of this Agreement and, except with respect to Section 4.4(a)(iii), ending on the five-year anniversary thereof:

(i)    the Recipient shall, and shall cause its Affiliates and its and their respective Representatives, to hold the Confidential Information in confidence, and shall not, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than its Representatives or its Affiliates who reasonably need to know such information in providing services to such Recipient, any Confidential Information without the prior written consent of the Discloser. If any disclosures are made in connection with providing services to the Recipient under this Agreement or any Transaction Agreement, then the Confidential Information so disclosed shall be disclosed solely to the extent necessary to perform such services. The Recipient shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care;

(ii)    notwithstanding anything to the contrary set forth in this Section 4.4, no consent of the Discloser shall be required for the Recipient to disclose Confidential Information of the Discloser if such disclosure is required by applicable Law or the failure to disclose such Confidential Information would be inconsistent with the fiduciary duties of the Board of Directors of the Recipient, including, for greater certainty, the rules of any stock exchange upon which securities of the Recipient or any of its Affiliates are traded and any requirement to disclose information to any Taxing Authority; provided that the Recipient shall use commercially reasonable efforts to give prior written notice to the Discloser and a reasonable opportunity for the Discloser to review and comment on the requisite disclosure before it is made. Further, in the event the Recipient is requested or required (including by interrogatories, subpoena or similar process) to disclose any Confidential Information of the Discloser, the Recipient shall provide the Discloser with prompt written notice of such request (if legally permitted) so the Discloser may consider whether it wishes to seek an appropriate protective order. In the absence of a protective order, the Recipient shall disclose only such Confidential Information as is legally required and shall use commercially reasonable efforts to ensure the confidentiality of any such Confidential Information that is disclosed;

(iii)    each Party’s obligations with respect to any Confidential Information that constitutes a trade secret shall continue until such Confidential Information no longer constitutes a trade secret under applicable Law; and

(iv)    upon demand by Discloser upon the termination of this Agreement, the Recipient agrees, to the extent practicable, to promptly return or destroy, at the Discloser’s option, all tangible embodiments of Confidential Information and certify to such return or destruction in writing.

(b)    The Parties acknowledge and agree that subject to compliance with the obligations set forth in Section 4.4(c): (i) neither the Company nor any of its Subsidiaries shall be required to provide any access or furnish such information and documents, including to any Altria Nominees to the extent doing so would, reasonably be expected to (in the Company’s reasonable judgment based on the advice of outside legal counsel) result in (A) a violation of applicable Law, (B) the disclosure of any trade secrets in a manner that would result in any such trade secrets no longer being protected as such under applicable Law following such disclosure, (C) the breach of any contractual confidentiality obligations in any material Contract with a third party, (D) a waiver of the protection of any attorney-client privilege or protection (including attorney-client privilege, attorney work-product protections and confidentiality protections) or any other applicable privilege or protection concerning pending or threatened Claims or (E) the disclosure of any sensitive or personal information that would reasonably result in a material liability to the Company and its Subsidiaries; and (ii) in no event shall the work papers of the Company’s and its Subsidiaries’ independent accountants and auditors be accessible to Altria or its Representatives unless and until such accountants have provided a consent related thereto in form and substance reasonably acceptable to such auditors or independent accountants.

(c)    Other than in connection with or related to a Claim brought by any member of the Altria Group or any of their respective Representatives against the Company or any of its Affiliates or any of its or their respective Representatives, in the event that the Company objects to any request from or on behalf of any member of the Altria Group on the basis of one or more of the matters set forth in clause (i) of Section 4.4(b), it must do so by providing Altria and/or its Representatives, in reasonable detail, the nature of what is being withheld and the reasons and reasonable support therefor, and prior to preventing such access or withholding such information or documents from such member of the Altria Group and its Representatives, the Company shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the impediments expressly set forth in clause (i) of Section 4.4(b), including through the use of commercially reasonable efforts to take such actions and implement appropriate and mutually agreeable measures to as promptly as practicable permit such access and the furnishing of such information and documents in a manner to remove the basis for the objection, including by arrangement of appropriate “counsel-to-counsel” disclosure, clean room procedures, redaction and other customary procedures, entry into a customary joint defense agreement and, with respect to the contractual confidentiality obligations contemplated by clause (i)(C) of Section 4.4(b), obtaining a waiver with respect to or consent under such contractual confidentiality obligations (without conceding anything of monetary or economic value, or requiring the payment of any consideration, fees or expenses to such third-party counterparties).

(d)    Without limiting the generality of the other provisions of this Agreement, the Parties, as each deems advisable and necessary, after consultation with their respective outside legal counsel, may reasonably designate competitively sensitive information and documents as “Outside Counsel Only Information.” Such information and documents shall only be provided to the outside legal counsel of the other Party, or subject to such other similar restrictions mutually agreed to by the Parties or a joint defense agreement between the Parties; provided, however, that, subject to any applicable Laws relating to the exchange of information, the outside legal counsel receiving such information and documents may prepare one or more reports summarizing the results of any analysis of any such shared information and documents, and disclose such reports, other summaries or aggregated information derived from such shared information and documents to Representatives of such outside legal counsel’s client.

(e)    To the extent that any of the information or documents furnished or otherwise made available pursuant to this Agreement constitutes information or documents that may be subject to an attorney-client privilege or protection (including attorney-client privilege, attorney work-product protections and confidentiality protections) or any other applicable privilege or protection concerning pending or threatened Claims, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material and information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under such privileges and protections.

ARTICLE 5

COVENANTS

Section 5.1    Covenants of the Company. During the term of this Agreement, the Company hereby covenants and agrees as follows:

(a)    the Company shall, and shall cause its Representatives to, comply with the United States Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) and other Laws of similar effect (including anti-bribery, anti-corruption and anti-money laundering Laws) applicable to the Company and its Subsidiaries (collectively, “Anti-bribery Laws”), and to institute and maintain policies and procedures reasonably designed to ensure compliance with Anti-bribery Laws. The Company shall not, and shall cause its Representatives not to, use corporate funds for, offer or promise to pay, or authorize or ratify the payment of, any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal or illegal payments to any Governmental Authority or employee thereof, or establish or maintain any illegal fund of corporate monies or other properties;

(b)    the Company shall comply with all applicable Laws of the United States in all material respects, including, (i) to the extent applicable, the Controlled Substances Act and all other Laws relating to Cannabis which are applicable to the Company’s and its Subsidiaries’ operations in the United States, if any, and (ii) the rules of the NASDAQ and any other stock or U.S. securities exchange, to the extent applicable;

(c)    the Company shall cause to be delivered to Altria within fifteen days of the end of each fiscal quarter a compliance certificate in the form set forth in Schedule 5.1(c);

(d)    the Company shall cause its senior management to deliver to the Board on a quarterly basis a written or oral report with respect to the following matters:

(i)    the effectiveness of the Company’s internal compliance programs designed to detect and prevent violations of applicable Laws related to the Cannabis industry, as well as the results of any review or audit of such programs and any changes made to account for changes in Laws applicable to the Company’s business, affairs or operations;

(ii)    the Company’s compliance with applicable Laws, including, to the extent applicable, the CDSA, the Cannabis Act and the Controlled Substances Act;

(iii)    the degree of training provided to the employees responsible for the Company’s internal compliance programs, the results of any review or audit of such training programs and any changes made to such training programs to account for changes in Laws applicable to the Company’s business, affairs or operations; and

(iv)    substantive communications from any Governmental Authority relating to the Company’s compliance with Applicable Laws;

(e)    subject to Section 4.4, the Company shall as promptly as practicable notify and consult Altria in connection with: (i) to the extent known, any potential, actual or alleged violation of or non-compliance with the Laws of the United States, including the Controlled Substances Act, or solely as it may related to the Controlled Substances Act, the Civil Asset Forfeiture Reform Act; (ii) to the extent known, any potential, actual or alleged violation of or non-compliance with the Laws regarding the development, production, manufacture, cultivation, advertisement, marketing, promotion, sales or distribution of Cannabis or any Related Products and Services (other than the Laws of the United States); and (iii) to the extent known, any potential, actual or alleged violation of or non-compliance with anti-money laundering Laws applicable to the Company and its Subsidiaries, in each case of the foregoing clauses (i), (ii) and (iii) of this Section 5.1(e) if any such potential, actual or alleged violation would reasonably be expected to materially and adversely affect the Company’s and its Subsidiaries’ businesses, affairs and operations and in connection therewith the Company shall give Altria and its Representatives a reasonable opportunity to participate in the defense and/or settlement of any Claims arising out of or related to such matters and any matters in connection therewith and consult with and consider in good faith Altria’s and its Representatives’ advice with respect thereto, and give Altria and its Representatives a reasonable opportunity to participate in any determinations with respect to actions to be taken or committed to be taken in order to remediate any actual violation of, or non-compliance with such Laws;

(f)    upon receipt by the Company of a reasonably detailed written notice from Altria advising the Company that: (i) Altria has determined based on information reasonably available to it as at the date of this Agreement and after consultation with its outside legal counsel, a nationally recognized firm, that the holding of an investment in the Company by any member of the Altria Group would reasonably be expected to result in a violation of, or any material liability, other than any liability arising from obligations required to be performed by the Altria Group under this Agreement or any of the Transaction Agreements, to the Altria Group under applicable Law and such violation or liability, in the reasonable determination of Altria, after consultation with its outside legal counsel, a nationally recognized firm, could not reasonably be expected to be cured (other than by a disposition of the Common Shares beneficially owned by the Altria Group to a third party) by commercially reasonable efforts to do so (it being understood and agreed that the Company, if requested by Altria, shall use its commercially reasonable efforts to assist the Altria Group with any such efforts); and (ii) as a result of such determinations, the Altria Group wishes to sell all of the Common Shares beneficially owned by the Altria Group on the TSX, NASDAQ or such other stock exchange, marketplace or trading market on which the Common Shares are listed or traded at such time, then, as soon as practicable, and no later than 9:00 a.m. (Toronto time) on the thirtieth day following receipt by the Company of the written notice from Altria outlining the basis upon which Altria has reached the above-referenced determinations, the Company shall, through a press release or other publicly filed or furnished document (the “Cleansing Document”), make the Cleansing Announcement, including filing or furnishing a copy of the Cleansing Document with the U.S. Securities and Exchange Commission. For greater clarity, the rights of Altria set forth in this clause (f) are without prejudice to the registration rights set forth on Schedule 3;

(g)    for so long as the Percentage of Outstanding Common Shares is less than ten percent, the Company shall not (either directly or indirectly) engage in the production, cultivation, advertisement, marketing, promotion, distribution or sale of Cannabis or any Related Products and Services in any jurisdiction where such activity is prohibited by applicable Law as of the date of this Agreement without obtaining Altria’s prior written consent, which consent may only be withheld if Altria determines in good faith after consultation with its outside legal counsel, a nationally recognized firm, that such activity would reasonably be expected to result in a material violation under applicable Law (it being understood that the impact on Altria and its controlled Affiliates may be taken into consideration in determining materiality); provided that Altria may not withhold its consent if any member of the Altria Group is, directly or indirectly, pursuing or engaged in the specific activity subject to such consent being sought by the Company from Altria or senior management of any member of the Altria Group has authorized the pursuit or engagement of such specific activity. The Company shall furnish Altria with information with respect to such opportunity as is then reasonably available to the Company;

(h)    If Altria notifies the Company in writing (the “Notice of Disapproval”) that its consent is withheld because it has determined in good faith upon the written advice of its outside legal counsel, a nationally recognized firm, that such activity would reasonably be expected to result in a material violation under applicable Law, and, as of the date of delivery of the Notice of Disapproval, there is an effective Prospectus and Registration Statement that would permit the Altria Group to effect a Distribution of its Company Equity Securities (and such Prospectus and Registration Statement would remain effective for at least one year following such date and none of the restrictions set forth in Section 2.1 of Schedule 3 shall then be in effect), then no later than 9:00 a.m. (Toronto time) on the thirtieth day following the Company’s receipt of the Notice of Disapproval, the Company shall, through a Cleansing Document, make a Cleansing Announcement, including filing or furnishing a copy of the Cleansing Document with the U.S. Securities and Exchange Commission, and the Altria Group shall use commercially reasonable efforts to dispose of all of its Company Equity Securities. If, as of the date of delivery of the Notice of Disapproval, there is not a valid Prospectus and Registration Statement that would permit the Altria Group to effect a Distribution of its Company Equity Securities (or such Prospectus and Registration Statement would not remain effective for at least one year following such date or any of the restrictions set forth in Section 2.1 of Schedule 3 shall then be in effect), then the Company shall repurchase all Company Equity Securities beneficially owned by the Altria Group at a purchase price per Common Share equal to the volume-weighted average price of the Common Shares on the TSX (or, if not traded on the TSX, such other applicable stock or securities exchange) during regular trading hours for the ten full trading days preceding the delivery of the Notice of Disapproval. Such repurchase shall be effected on the tenth Business Day following the delivery of the Notice of Disapproval, and on such date the Company shall pay to Altria or its designee the aggregate purchase in respect of all Company Equity Securities beneficially owned by the Altria Group and, upon payment of such purchase price, the Company shall cancel all of such Company Equity Securities. Notwithstanding the foregoing, the Company and Altria shall not be required to take the actions set forth in this clause (h) if, within five Business Days of the delivery of the Notice of Disapproval, a senior officer of the Company certifies to Altria in writing that the Company has abandoned its intention to undertake such activity; and

(i)    for so long as the Percentage of Outstanding Common Shares is at least forty percent (subject to the obligations of the directors of the Company to comply with their fiduciary obligations under applicable Law), the Company shall not implement or adopt any shareholder rights plan without the prior written consent of Altria, and in any case such plan shall not impair Altria’s rights as a stockholder as of the date of adoption nor adversely affect Altria’s other rights pursuant to the Transaction Documents.

Section 5.2    Representations and Warranties of Altria. Altria hereby represents and warrants to the Company, on behalf of itself, Purchaser and Altria Common Shareholder, that Altria Common Shareholder is an “accredited investor” (within the meaning of National Instrument 45-106 Prospectus Exemptions) and each of Altria, Purchaser and Altria Common Shareholder is an “accredited investor” (within the meaning of SEC Rule 501 of Regulation D under the Securities Act) and is acquiring the securities contemplated by this Agreement and the Purchased Warrant Certificate for its own account or for one or more separate accounts maintained by it for the benefit of one or more other accredited investors and for investment only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any intention of distributing or selling such securities in violation of applicable Law and acknowledges that securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under applicable securities Law, except pursuant to an applicable exemption therefrom, without compliance with any other applicable Law, and in compliance with the terms and conditions set forth herein, which Altria acknowledges includes certain limitations with respect to such securities, and the certificates and/or book-entry positions representing such securities will initially bear the Legends.

Section 5.3    Covenants of Altria.

(a)    Subject to Section 5.3(c), for a period commencing on the date of this Agreement and ending on the earlier of (i) the date on which the Purchased Warrant has been exercised in full by Altria, and (ii) the expiry or termination of the Purchased Warrant, without the prior approval of an Independent Committee, no member of the Altria Group shall (other than upon settlement of any Common Shares issued, sold and delivered pursuant to a proper exercise of the rights contemplated by the Purchase Warrant Certificate or the exercise of Pre-Emptive Rights or Top-Up Rights), directly or indirectly, acquire Common Shares: (A) on the TSX, NASDAQ or any other stock exchange, marketplace or trading market on which the Common Shares are then listed; (B) through private agreement transactions with existing holders of Common Shares; or (C) in any other manner or take any action which would require any public announcement with respect to any of the foregoing.

(b)    Subject to Section 5.3(c), without the prior approval of an Independent Committee, no member of the Altria Group shall enter into any Contract or other agreement, arrangement or understanding with respect to, or consummate, any transaction or series of related transactions between the Company or any of its Subsidiaries, on the one hand, and any member of the Altria Group, on the other hand, other than (i) ordinary course transactions, (ii) transactions involving de minimis amounts, (iii) transactions expressly contemplated by this Agreement or any of the Transaction Agreements or (iv) pursuant to any Contract or other agreement, arrangement or understanding previously approved pursuant to this Section 5.3(b) or take any action which would require any public announcement with respect to any of the foregoing.

(c)    Notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 5.3, nothing shall prohibit any member of the Altria Group from making a take-over bid or commencing a tender offer, in each case, to acquire not less than all of the issued and outstanding Common Shares (other than any such Common Shares beneficially owned by any member of the Altria Group and its Affiliates) in accordance with applicable Law.

Section 5.4    Cannabis Business.

(a)    Subject to Section 5.4(c), until the earlier of (i) the six-month anniversary of the date the Percentage of Outstanding Common Shares is less than ten percent and (ii) the six-month anniversary of the termination of this Agreement (such earlier date, the “Exclusivity Termination Date”), Altria shall not directly or indirectly, and shall cause the other members of the Altria Group not to, directly or indirectly:

(i)    develop, produce, manufacture, cultivate, advertise, market, promote, sell or distribute any Cannabis or products derived from or intended to be used in connection with Cannabis or services intended to relate to Cannabis (such products and services, collectively, “Related Products and Services”) anywhere in the world, other than (A) pursuant to any Commercial Agreement or (B) pursuant to a Contract approved by an Independent Committee (or, at any time when Altria Nominees do not represent a majority of the Company Board, if fully disclosed to and approved by a majority of the Independent members of the Company Board), entered into by and among or by and between, the Company and/or one or more of its Subsidiaries, on the one hand, and any one or more members of the Altria Group, on the other hand (such other Contract, an “Approved Company Agreement”);

(ii)    acquire or make any investment in or otherwise beneficially own any interests in, or lend any money or provide any guarantee to, any Person that develops, produces, manufactures, cultivates, advertises, markets, promotes, sells and/or distributes Cannabis or any Related Products and Services, other than (A) pursuant to any Commercial Agreement, on the terms and subject to the conditions of this Agreement and the Transaction Agreements, or (B) to the Company and/or any of its Subsidiaries, so long as any such acquisition or investment is pursuant to an Approved Company Agreement;

(iii)    use or allow the use of any of their respective trade names, trademarks, trade-secrets or other intellectual property rights in connection with any Person that develops, produces, manufactures, cultivates, advertises, markets, promotes, sells and/or distributes Cannabis or any Related Products and Services, other than (A) pursuant to any Commercial Agreement, or on the terms and subject to the conditions of this Agreement and the Transaction Agreements, or (B) to the Company and/or any of its Subsidiaries, so long as any such use of trade names, trademarks, trade-secrets or other intellectual property rights with the Company and/or any of its Subsidiaries is pursuant to an Approved Company Agreement; or

(iv)    contract with or arrange for any third party (other than the Company or any of its Subsidiaries) to do any of the foregoing.

(b)    Subject to Section 5.4(c), until the Exclusivity Termination Date, Altria (i) shall, and shall cause the other members of the Altria Group to, present exclusively to the Company all Cannabis Opportunities and (ii) shall not, directly or indirectly, and shall cause the other members of the Altria Group not to, directly or indirectly, pursue any Cannabis Opportunity on its own or their own behalf or for its or their own benefit without the Company’s prior written consent.

(c)    Notwithstanding anything to the contrary set forth in Section 5.4(a) or Section 5.4(b), the members of the Altria Group:

(i)    may engage and/or direct lobbyists, and/or undertake activities relating to governmental and regulatory affairs and relations, and activities relating to environmental, social, corporate governance and corporate social responsibility matters so long as the results of such lobbying and activities are not intended, directly or indirectly, to result in any material and adverse impact to the Company’s and its Subsidiaries’ businesses, affairs and operations;

(ii)    may pursue any Cannabis Opportunity that has become a Rejected Opportunity;

(iii)    may beneficially own (A) five percent or less of the equity or debt securities of any Person (for the avoidance of doubt, excluding the Company or any of its Subsidiaries, other than pursuant to the terms of this Agreement and the Transaction Agreements) whose securities are traded on any stock exchange, securities exchange, marketplace or trading market so long as (I) such beneficial ownership is in the nature of a portfolio investment undertaken in connection with asset management activities and which is not part of an investment strategy directed at acquiring and holding direct investments in Competing Businesses, (II) such beneficial ownership is a passive investment and (III) no member of the Altria Group holds any directorships with respect to such Person, has observation rights with respect to the board of directors or similar governing body of any such Person or, pursuant to any Contract or other agreement, arrangement or understanding, has other approval, veto or similar rights or (B) other equity investments in such Persons through pension plan investments not directed by the Company or indirect interests through investments in broad-based mutual funds and similar investment vehicles; and

(iv)    may acquire or make any investment in or otherwise beneficially own any equity interests in any Person or business so long as (x) not more than fifteen percent of the total consolidated annual revenue of such Person or business for the most recently completed fiscal year prior to the date of any such acquisition or investment is derived from the development, production, manufacture, cultivation, advertisement, marketing, promotion, sales or distribution of Cannabis together with any Related Products and Services and (y) the aggregate amount of such consolidated annual revenue so attributable does not exceed $50 million for such fiscal year; provided that upon the Company’s request, Altria shall, and shall cause the other members of the Altria Group to, use commercially reasonable efforts to provide reasonably requested financial information in respect of any such Persons (subject to any confidentiality restrictions set forth in the Contracts governing such acquisition or investment; provided further that if such confidentiality restrictions are in place, Altria shall use, and shall cause the other members of the Altria Group to use, commercially reasonable efforts to obtain a waiver with respect to or consent under such contractual confidentiality obligations). In the event the revenue of any such Person related to the development, production, manufacture, cultivation, advertisement, marketing, promotion, sales or distribution of Cannabis together with any Related Products and Services exceeds more than fifteen percent of the total consolidated revenue of such Person, or $50 million in any subsequent fiscal year, upon the written request of the Company, (A) to the extent within its control or within the control of any of the other members of the Altria Group, Altria or such other member of the Altria Group shall cause the applicable Person or Persons to negotiate in good faith with the Company the sale or other transfer of such assets or businesses that relate to the development, production, manufacture, cultivation, advertisement, marketing, promotion, sales or distribution of Cannabis together with any Related Products and Services, or (B) Altria shall negotiate in good faith or shall cause the other members of the Altria Group to negotiate in good faith, as applicable, with the Company for the sale of or other transfer of such equity interests, in each case of (A) or (B) to the Company or one or more of its controlled Affiliates; provided, further, that (I) the obligations of Altria and the other members of the Altria Group to negotiate in good faith pursuant to the foregoing clauses (A) and (B) shall not require Altria or any other member of the Altria Group to agree to any particular terms of the sale or transfer (including valuation or price), and (II) with respect to any acquisition, investment or other similar equity interest (x) with respect to which none of Altria nor any other member of the Altria Group has control and (y) that, at the time of such acquisition, investment or other similar equity interest was first acquired, had no revenue or sales attributable to Cannabis or Related Products and Services, none of Altria or any other member of the Altria Group shall have any obligation to comply with the foregoing clauses (A) or (B) with respect to such acquisition, investment or other similar equity interest.

(d)    With respect to each Cannabis Opportunity offered to the Company pursuant to Section 5.4(b):

(i)    Altria shall or shall cause the Person presenting such Cannabis Opportunity to the Company to furnish the Company with such information with respect to such Cannabis Opportunity as is then reasonably available to such Person and assist the Company in respect of any reasonable requests for any further information (it being understood that such Person shall not be required to obtain any information with respect to such Cannabis Opportunity that is not already in such Person’s possession, control or reasonably available to such Person or to commission any studies, evaluations or other investigations or reports with respect to such Cannabis Opportunity); and

(ii)    the Company shall, as promptly as practicable, convene an Independent Committee to evaluate such Cannabis Opportunity and, so long as Altria shall have satisfied its obligations contemplated by Section 5.4(d)(i) in all material respects, within fifteen Business Days of the date on which Altria shall have satisfied its obligations contemplated by Section 5.4(d)(i) in all material respects, such Independent Committee shall make a determination either to proceed with such Cannabis Opportunity or to not so proceed.

ARTICLE 6

TERMINATION; SURVIVAL

Section 6.1    Termination. Subject to Section 6.2, this Agreement is effective as of the date hereof and shall terminate automatically on the earliest to occur of:

(a)    the point in time when the Percentage of Outstanding Common Shares ceases to be at least five percent;

(b)    the election of the Company to terminate this Agreement by delivery of a written notice to Altria of such election if (i) Altria is adjudicated bankrupt, has failed to vacate an involuntary bankruptcy or reorganization petition within sixty days of the date of such filing, files such a petition on a voluntary basis, fails to vacate the appointment of a receiver or trustee for it or for a substantial portion of its assets within sixty days of such appointment, makes a voluntary assignment for the benefit of Altria’s creditors or ceases to do business as a going concern or (ii) in the event of a Claim brought by the Company, a court of competent jurisdiction having finally determined (after Altria having had a reasonably opportunity to cure such breach, after written notice from the Company of such breach and all appeal rights having expired or all time periods for appeal having expired without appeals having been taken), that Altria shall have materially breached Section 4.4, Section 5.2, Section 5.3 or Section 5.4 of this Agreement, and such breach constitutes a material breach of this Agreement, and, as a consequence of such breach, ordered the termination of this Agreement;

(c)    the election of Altria to terminate this Agreement by delivery of a written notice to the Company of such election if (i) the Company is adjudicated bankrupt, has failed to vacate an involuntary bankruptcy or reorganization petition within sixty days of the date of such filing, files such a petition on a voluntary basis, fails to vacate the appointment of a receiver or trustee for it or for a substantial portion of its assets within sixty days of such appointment, makes a voluntary assignment for the benefit of the Company’s creditors or ceases to do business as a going concern or (ii) in the event of a Claim brought by the Altria Group, a court of competent jurisdiction having finally determined (after the Company having had a reasonably opportunity to cure such breach, after written notice from Altria of such breach and all appeal rights having expired or all time periods for appeal having expired without appeals having been taken), that the Company shall have materially breached Article 2, Article 3, Article 4 or Section 5.2 of this Agreement, and such breach constitutes a material breach of this Agreement, and, as a consequence of such breach, ordered the termination of this Agreement; and

(d)    the date on which this Agreement is terminated by the mutual consent of the Parties.

Section 6.2    Survival. Upon the expiration or termination of this Agreement pursuant to Section 6.1, this Agreement shall immediately thereafter become void and have no effect, and (a) none of the Company, its Affiliates or any of its or their respective Representatives shall have any liability to any member of the Altria Group or any of their respective Affiliates or any of their respective Representatives, and (b) no member of the Altria Group or any of their respective Affiliates or any of their respective Representatives shall have any liability to the Company, its Affiliates or any of its or their respective Representatives pursuant to this Agreement, except that the obligations and terms contained in Article 1, Section 4.4, Section 5.2, Section 5.3(a) (solely through the expiration of the obligations thereunder in accordance with the terms of Section 5.3(a), and subject to the limitations imposed by Section 5.3(c)), Section 5.4 (solely through the Exclusivity Termination Date), this Section 6.2, Article 7 and the indemnification rights and obligations expressly contemplated by Schedule 3, and all obligations accrued or related to a period in time prior to the expiration or termination of this Agreement shall survive any expiration or termination of this Agreement; provided, however, that: (i) the expiration or termination of this Agreement shall not discharge any of Party’s obligations to pay any amount owing and payable as of the date of expiration or termination of this Agreement; and (ii) nothing in this Section 6.2 shall limit the survival of any provision contemplated by any of the Transaction Agreements to the extent such provision expressly survives the expiration or termination of such Transaction Agreement.

ARTICLE 7

GENERAL PROVISIONS

Section 7.1    Notices. All notices and other communications given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by facsimile or email; provided that the facsimile or email transmission is promptly confirmed by telephone or otherwise or clearly evidenced. Such communications must be sent to the respective Parties at the following street addresses, facsimile numbers or email addresses or at such other street address, facsimile number or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 7.1 (it being understood that rejection or other refusal to accept or the inability to deliver because of changed street address, facsimile number or email address of which no notice was given shall be deemed to be receipt of such communication as of the date of such rejection, refusal or inability to deliver):

If to the Company:

Cronos Group Inc.
720 King Street West
Suite 320
Toronto, Ontario M5V 2T3
Attention:	General Counsel
Telephone:	(416) 504-0004
Email:	[Redacted – Personal Information]

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	George J. Sampas
Telephone:	(212) 558-4000
Facsimile:	(212) 558-3588
Email:	[Redacted – Personal Information]

and with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP
199 Bay Street, Suite 4000
Toronto, Ontario M5L 1A9
Attention:	Tim Andison and Geoff S. Belsher
Telephone:	(416) 863-2400
Facsimile:	(416) 863-2653
Email:	[Redacted – Personal Information]

If to Altria or any other member of the Altria Group:

Altria Group, Inc.
6601 West Broad Street
Richmond, VA 23230
Attention:	General Counsel
Telephone:	(804) 274-2200
Email:	[Redacted – Personal Information]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Andrew J. Nussbaum and John L. Robinson
Telephone:	(212) 403-1000
Facsimile:	(212) 403-2000
Email:	[Redacted – Personal Information]

and with a copy (which shall not constitute notice) to:

Goodmans LLP
Bay Adelaide Centre - West Tower
333 Bay Street, Suite 3400
Toronto, Ontario M5H 2S7
Attention:	Robert Vaux and Jamie van Diepen
Telephone:	(416) 979-2211
Facsimile:	(416) 979-1234
Email:	[Redacted – Personal Information]

Section 7.2    Expenses. Except as otherwise specifically provided in this Agreement, whether or not any of the transactions contemplated by this Agreement are consummated, all costs, fees and expenses incurred in connection with this Agreement and any transactions contemplated by this Agreement including all costs, fees and expenses of its Representatives, shall be paid by the Party incurring such cost, fee or expense.

Section 7.3    Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 7.4    Entire Agreement. This Agreement (including the Schedules) and the Transaction Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such matters.

Section 7.5    No Third-Party Beneficiaries. The Parties hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other, subject to the terms and conditions of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (other than as expressly provided in Schedule 3) any rights or remedies, express or implied, hereunder, including, without limiting the generality of Section 7.4, the right to rely upon the representations and warranties set forth in this Agreement.

Section 7.6    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or interests or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise (including pursuant to the division of a limited liability company), without the prior written consent of the other Parties not seeking to assign any of its rights or interests or delegate any of its obligations and any attempted or purported assignment or delegation in violation of this Section 7.6 shall be null and void; provided, however, that Altria or any member of the Altria Group that is a Holder may assign any of its interests to any other member of the Altria Group (including any member of the Altria Group to whom Common Shares are transferred pursuant to the terms and conditions of this Agreement), so long as Altria or such Holder provides the Company with advance written notice thereof and, as applicable, complies with any obligations with respect to any transfers, in which event all references to Altria or such Holder in this Agreement shall be deemed references to such other member of the Altria Group, except that all representations and warranties made in this Agreement with respect to Altria as of the date of this Agreement shall be deemed representations and warranties made with respect to such other member of the Altria Group as of the date of such assignment (other than, to the extent not required by applicable Law, with respect to the “accredited investor” status of such Holder); provided, that no such assignment shall in any way alter or modify the scope of Altria’s obligations set forth in Section 5.4; and provided, further, that (a) any such assignment shall not reasonably be expected (in the Company’s reasonable determination) to adversely affect the rights of the Company or the Company Shareholders (other than any member of the Altria Group) in any respect and (b) no assignment, delegation or designation shall relieve Altria or any such Holder of any of its obligations pursuant to this Agreement unless the Parties enter into a novation.

Section 7.7    Amendment or Other Modification; Waiver.

(a)    Subject to the provisions of applicable Law, this Agreement may be amended or otherwise modified only by a written instrument duly executed and delivered by the Parties.

(b)    The conditions to each of the respective Parties’ obligations to consummate the transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in a written instrument duly executed and delivered by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 7.8    Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a)    This Agreement shall be in all respects governed by and construed and interpreted in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein, without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.

(b)    Subject to the express terms and conditions of Schedule 3 with respect to indemnification, each of the Parties agrees that: (i) it shall bring any Claim in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement exclusively in the Chosen Court; and (ii) solely in connection with such Claims, it (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Court, (B) irrevocably waives any objection to the laying of venue in any such Claim in the Chosen Court, (C) irrevocably waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any Party, (D) agrees that mailing of process or other papers in connection with any such Claim in the manner provided in Section 7.1 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) shall not assert as a defense any matter or Claim waived by the foregoing clauses (A) through (D) of this Section 7.8(b) or that any Order issued by the Chosen Court may not be enforced in or by the Chosen Court.

(c)    Each Party acknowledges and agrees that any controversy which may be connected with, arise out of or otherwise relate to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement is expected to involve complicated and difficult issues, and therefore each Party irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Claim, directly or indirectly, connected with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement. Each Party hereby acknowledges and certifies that (i) no Representative of the other Parties has represented, expressly or otherwise, that such other Parties would not, in the event of any Claim, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of this waiver, (iii) it makes this waiver voluntarily and (iv) it has been induced to enter into this Agreement and the transactions contemplated by this Agreement by, among other things, the mutual waivers, acknowledgments and certifications set forth in this Section 7.8.

Section 7.9    Injunctive Relief. Each of the Parties acknowledges and agrees that the rights of each Party contemplated by this Agreement, including those with respect to the consummation of any transactions contemplated hereby, are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement, consistent with the provisions of Section 7.8(b), in the Chosen Court without necessity of posting a bond or other form of security. In the event that any Claim should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

Section 7.10    Further Assurances. Each of the Parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as may reasonably be required to carry out the provisions of this Agreement and to give effect to the transactions contemplated by this Agreement.

Section 7.11    Publicity. The Parties shall consult with each other, provide each other with reasonable opportunity for review and give due consideration to reasonable comment by each other, prior to issuing any press releases or otherwise making public statements, disclosures or communications with respect to the transactions contemplated by this Agreement. The Company and Altria shall each provide prior notice to the other party of any public disclosure that it proposes to make which if disclosed would include the name of such Party or any of its Affiliates, together with a draft copy of such disclosure and under no circumstances shall any public disclosure of the such Party or any of its Affiliates include the name of the other Party or its Affiliates without the other Party’s prior written consent (such consent not to be unreasonably conditioned, withheld or delayed), except in each case (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, interdealer quotation service, TSX or NASDAQ, (b) as may be requested by a Governmental Authority or (c) in connection with ordinary course communications with employees of such party or any of its Affiliates. In addition to the exceptions set forth in foregoing clauses (a) through (c) of the second sentence of this Section 7.11, each Party, its Subsidiaries and Representatives thereof may make any public statements, disclosures or communications in response to inquiries from the press, analysts, investors, customers or suppliers or via industry conferences or analyst or investor conference calls, and in connection with general investor relations activities, so long as such statements, disclosures or communications are not inconsistent in tone and substance with previous public statements, disclosures or communications jointly made by the Parties, made by the other party or any of its Subsidiaries (or Representatives thereof) or to the extent that they have been reviewed and previously approved by the other Party, in each case within the same fiscal year as the contemplated public statement, disclosure or communication to be made by such Party, its Subsidiaries or their respective Representatives. No disclosure of information in accordance with this Section 7.11 shall constitute a breach of Section 4.4.

Section 7.12    Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission, including in portable document format (.pdf), shall be deemed as effective as delivery of an original executed counterpart of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

CRONOS GROUP INC.

By:	/s/ Michael Gorenstein
Name:	Michael Gorenstein
Title:	President and Chief Executive Officer

ALTRIA GROUP, INC.

By:	/s/ Kevin C. Crosthwaite, Jr.
Name:	Kevin C. Crosthwaite, Jr.
Title:	Senior Vice President, Chief Strategy and Growth Officer

[Signature Page to Investor Rights Agreement]

[Redacted – Schedule to Investor Rights Agreement]

[Redacted – Schedule to Investor Rights Agreement]

[Redacted – Schedule to Investor Rights Agreement]

SCHEDULE 3

REGISTRATION RIGHTS

ARTICLE I

DEFINITIONS

Section 1.1    Certain Defined Terms. For purposes of this Schedule 3, the following terms shall have the meanings set forth in this Section 1.1 of this Schedule 3:

“Base Shelf Prospectus” has the meaning ascribed to “base shelf prospectus” in National Instrument 44-102 – Shelf Distributions.

“bought deal” means a public offering of securities as described in the definition of “bought deal agreement” in Section 7.1 of National Instrument 44-101 – Short Form Prospectus Distributions.

“Demand Notice” has the meaning ascribed thereto in Section 2.2(a) of this Schedule 3.

“Demand Registration” has the meaning ascribed thereto in Section 2.2(a) of this Schedule 3.

“Distribution” means (a) the qualification of a distribution of Common Shares pursuant to a Prospectus under applicable securities Laws in one or more of the Qualifying Provinces or (b) the registration of Common Shares pursuant to a Registration Statement in the United States, in each case, excluding any distribution of Common Shares relating to: (i) employee benefit plans, equity incentive plans or dividend reinvestment plans; (ii) an acquisition, arrangement, amalgamation, merger, business combination or similar transaction after the date hereof by the Company or any of its Subsidiaries of or with any other businesses or (iii) the exercise of registration rights contemplated by Section 6.10(b) of the Ginkgo Agreement.

“Holder’s Expenses” has the meaning ascribed thereto in Section 2.6 of this Schedule 3.

“Indemnified Party” has the meaning ascribed thereto in Section 3.4 of this Schedule 3.

“Indemnifying Party” has the meaning ascribed thereto in Section 3.4 of this Schedule 3.

“Piggy-Back Notice” has the meaning ascribed thereto in Section 2.3 of this Schedule 3.

“Piggy-Back Registration” has the meaning ascribed thereto in Section 2.3 of this Schedule 3.

“Prospectus” means a “prospectus,” as such term is used in National Instrument 41-101 – General Prospectus Requirements, including all amendments and supplements thereto.

“Qualifying Provinces” means, collectively, all the Provinces of Canada, except Québec.

“Registrable Securities” means any Common Shares held by the Holder, however acquired.

“Registration Statement” means a registration statement filed with the SEC pursuant to the Securities Act (including any prospectus supplement filed with respect thereto).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act (Ontario)” means the Securities Act (Ontario).

“Shelf Prospectus Supplement” has the meaning ascribed to “shelf prospectus supplement” in National Instrument 44-102 – Shelf Distributions.

“Shelf Registration” has the meaning ascribed thereto in Section 2.1(a).

“Shelf Registration Statement” has the meaning ascribed thereto in Section 2.1(a).

“Shelf Takedown” has the meaning ascribed thereto in Section 2.1(d).

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar such Taxes and all conveyance fees, recording fees and other similar charges (in each case, excluding any Taxes imposed on, measured by, or computed with respect to net income).

“underwriter” and all terms which are derivatives thereof shall be deemed to include “best efforts agent” and all terms which are derivatives thereof, as appropriate.

“U.S. Prospectus” means the prospectus forming a part of the Registration Statement.

“Underwriters’ Cutback” has the meaning ascribed thereto in Section 2.4(b) of this Schedule 3.

“Underwritten Shelf Takedown Notice” has the meaning ascribed thereto in Section 2.1(e).

“Underwritten Shelf Takedown” has the meaning ascribed thereto in Section 2.1(e).

“Valid Business Reason” has the meaning ascribed thereto in Section 2.2(c) of this Schedule 3.

ARTICLE II

REGISTRATION RIGHTS

Section 2.1    Shelf Registration.

(a)    On or after the date on which the Company has filed its annual report for the year ending December 31, 2019 on Form 10-K (the “10-K”) with the SEC and, upon the written request of the Holder, the Company shall (i) prepare and file (A) with the SEC a Registration Statement on Form S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto that covers all Registrable Securities then outstanding (a “Shelf Registration”); provided, however, that, prior to January 1, 2020, upon the written request of the Holder (which request shall be received no later than November 1, 2019), the Company shall prepare and file with the SEC a Registration Statement on the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto that covers all Registrable Securities then outstanding; provided, further, that, on or after the date on which the 10-K is filed with the SEC, upon the written request of the Holder, the Company shall replace any such Registration Statement with a Shelf Registration and (B) with the Canadian Securities Regulators a preliminary and final Base Shelf Prospectus to facilitate a secondary offering in one or more of the Qualifying Provinces of all Registrable Securities then outstanding, (ii) amend an existing registration statement so that it is usable for Shelf Registration and an offering on a delayed or continuous basis of Registrable Securities, or (iii) file a prospectus supplement that shall be deemed to be a part of an existing registration statement in accordance with Rule 430B under the Securities Act that is usable for Shelf Registration and an offering on a delayed or continuous basis of Registrable Securities (as applicable, a “Shelf Registration Statement”). If permitted under the Securities Act, such Shelf Registration Statement shall be an “automatic shelf registration statement” as defined in Rule 405 under the Securities Act.

(b)    The Company shall use its best efforts to (i) cause the Shelf Registration Statement filed pursuant to Section 2.1(a) of this Schedule 3 to be declared effective by the SEC or otherwise become effective under the Securities Act as promptly as practicable after the filing thereof, (ii) obtain receipt from the Canadian Securities Regulators for the preliminary and final Base Shelf Prospectus filed pursuant to Section 2.1(a) of this Schedule 3 and any amendment, supplement and renewals thereof and (iii) keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and renew such Base Shelf Prospectus by filing and obtaining a receipt for a preliminary and final Base Shelf Prospectus, such that such Shelf Registration Statement and Base Shelf Prospectus (subject to the filing of a Shelf Prospectus Supplement in respect of a particular distribution), as applicable, are useable for the resale of Registrable Securities until such time as there are no Registrable Securities remaining, this Agreement is terminated in accordance with its terms, or (A) with respect to a Shelf Registration Statement, the Company is no longer eligible to maintain a Shelf Registration Statement and (B) with respect to a Base Shelf Prospectus, the Company is no longer eligible to maintain a Base Shelf Prospectus, including, in each case, by filing successive replacement or renewal Shelf Registration Statements and Base Shelf Prospectuses upon the expiration of such Shelf Registration Statement and/or Base Shelf Prospectus, as applicable.

(c)    At any time and from time to time that a Shelf Registration Statement or Base Shelf Prospectus is effective, if the Holder requests (i) the registration under the Securities Act of additional Registrable Securities pursuant to such Shelf Registration Statement or (ii) that the Holder be added as a selling shareholder in such Shelf Registration Statement or Base Shelf Prospectus, as applicable, the Company shall as promptly as practicable amend or supplement the Shelf Registration Statement to cover such additional Registrable Securities and/or the Holder.

(d)    Each Holder shall be entitled, at any time and from time to time when a Shelf Registration Statement is effective, to sell any or all of the Registrable Securities covered by such Shelf Registration Statement (a “Shelf Takedown”); provided that any Shelf Takedown that is an Underwritten Shelf Takedown shall be subject to Section 2.1(e) of this Schedule 3.

(e)    The Holder, if intending to effect a Shelf Takedown, shall be entitled to request, by written notice to the Company (an “Underwritten Shelf Takedown Notice”), that the Shelf Takedown be an underwritten offering (an “Underwritten Shelf Takedown”). The Underwritten Shelf Takedown Notice shall specify the number of Registrable Securities intended to be offered and sold by the Holder pursuant to the Underwritten Shelf Takedown and the intended method of distribution.

(f)    The Company will satisfy any Demand Registration to facilitate a secondary offering in one or more of the Qualifying Provinces at a time that a Base Shelf Prospectus is effective by filing a Base Shelf Supplement with the applicable Canadian Securities Regulators, in accordance with National Instrument 44-102 – Shelf Distributions, as soon as practicable, but in any event not later than the third business day after the Demand Registration is received (unless otherwise indicated by the Holder in the Demand Notice).

(g)    Notwithstanding anything else to the contrary in this Section 2.1, the Company shall be entitled to postpone a Shelf Registration and/or filing a Base Shelf Prospectus if the Company Board reasonably determines in its good faith judgment, and will not be required to keep a Shelf Registration Statement and/or Base Shelf Prospectus effective during any period in respect of which the Company Board reasonably determines in its good faith judgment, that either: (i) such filing or keeping effective, as applicable, would impede the ability of the Company to consummate a pending or proposed material financing, acquisition, corporate reorganization, merger or other transaction involving the Company or would have a material adverse effect on the business of the Company and its Subsidiaries (taken as a whole) or (ii) there exists at the time material non-public information relating to the Company the disclosure of which would be detrimental to the Company (each, a “Valid Business Reason”), in which case the Company’s obligations under this Section 2.1 of this Schedule 3 shall be deferred for a period of not more than 90 days upon such written notice; provided, however, that (A) the Company shall give written notice to the Holder: (x) of its determination pursuant to this subcluase (f), and, subject to compliance by the Company with applicable securities Laws, of the facts giving rise to the Valid Business Reason and (y) of the time at which it determines the Valid Business Reason to no longer exist; and (B) the Company shall not qualify or register any securities offered by the Company during such period.

(h)    Notwithstanding anything to the contrary contained in this Section 2.1, nothing in this Section 2.1 shall obligate the Company to take any action that would not be permitted by Section 6.10 of the Ginkgo Agreement.

Section 2.2    Demand Registration Rights.

(a)    From the date hereof until the Trigger Time, at any time and from time to time, the Holder, subject to the limitations of this Section 2.2 of this Schedule 3, to the extent permitted by applicable Law, shall be entitled to make no more than, during any twelve-month period, two written requests of the Company for the Company to file a Prospectus under applicable securities Laws and/or, if the Company is not eligible under applicable Law to register Registrable Securities by way of a Registration Statement on Form S-3 pursuant to Section 2.1, a Registration Statement other than a Shelf Registration Statement under the Securities Act and take such other steps as may be necessary to facilitate a secondary offering in one or more of the Qualifying Provinces and/or the United States, as applicable, of all or any portion of the Registrable Securities held by the Holder (a “Demand Registration”), by giving written notice of such Demand Registration to the Company (the “Demand Notice”).

(b)    The Company shall not be obliged to effect a Demand Registration:

(i)    within a period of three months after the date of completion of a Distribution in respect of which either a Demand Notice or Piggy-Back Notice was delivered;

(ii)    if, in the Company’s reasonable judgment, it is not feasible for the Company to proceed with a Demand Distribution because of the unavailability of audited or other required financial statements or financial information or disclosure of the Company or any other Person required to be included in the Prospectus pursuant to applicable Law or any other disclosure required pursuant to applicable securities Laws; provided, that the Company shall use its commercially reasonable efforts to obtain such financial statements or other disclosure as promptly as practicable;

(iii)    during any black-out period in which the Company is not permitted to issue securities or insiders of the Company are restricted from trading in securities of the Company under applicable Law, the Company’s insider trading policy or any other applicable policy of the Company; or

(iv)    if the Demand Registration is expected to result in gross proceeds of less than $50 million, unless the number of Registrable Securities to be included in the Demand Distribution represents five percent or more of the Common Shares then outstanding (on a fully diluted basis);

provided, however, that if the Holder provides a reasonably detailed written notice to the Company advising the Company that Altria has determined based on information not reasonably available to it as at the date of this Agreement and after consultation with its outside legal counsel, a nationally recognized firm, that the holding of an investment in the Company by any member of the Altria Group under this Agreement or any of the Transaction Agreements would reasonably be expected to result in a violation of, or any material liability, other than any liability arising from obligations required to be performed by the Altria Group under this Agreement or any of the Transaction Agreements, to the Altria Group under applicable Law and such violation or liability, in the reasonable determination of Altria, after consultation with its outside legal counsel, a nationally recognized firm, could not reasonably be expected to be cured (other than a disposition of the Common Shares beneficially owned by the Altria Group to a third party) by commercially reasonable efforts to do so, which notice outlines the basis upon which the Altria Group has reached the above referenced determination, then the Company shall not be able to refuse a Demand Notice solely on the basis of the limitations included in Sections 2.2(b)(i) and 2.2(b)(iii) of this Schedule 3.

(c)    The Company shall be entitled to postpone a Demand Registration (upon written notice to the Holder) in the event the Company Board reasonably determines in its good faith judgment that there exists a Valid Business Reason, in which case the Company’s obligations under this Section 2.2 of this Schedule 3 shall be deferred for a period of not more than 90 days from the date of receipt of the Demand Notice; provided, however, that (A) the Company shall give written notice to the Holder: (x) of its determination to postpone filing of the Prospectus and/or Registration Statement, as applicable, and, subject to compliance by the Company with applicable securities Laws, of the facts giving rise to the Valid Business Reason and (y) of the time at which it determines the Valid Business Reason to no longer exist; and (B) the Company shall not qualify or register any securities offered by the Company during such period.

(d)    A Demand Notice shall:

(i)    specify the number of Registrable Securities that the Holder intends to offer and sell;

(ii)    express the intention of the Holder to offer or cause the offering of such Registrable Securities;

(iii)    describe the nature or methods of the proposed offer and sale thereof, the Qualifying Provinces in which such offer will be made, and whether such offer will be made in the United States;

(iv)    the minimum offering price per Registrable Security that the Holder, acting reasonably, would be willing to accept in such Demand Registration;

(v)    contain the undertaking of the Holder to provide all such information regarding the Holder, its holdings and the proposed manner of distribution thereof and to take all such other actions as may be required in order for the Company, the Holder and the Distribution to comply with all applicable Laws; and

(vi)    specify whether such offer and sale will be made on an underwritten or fully-marketed basis.

(e)    In the case of an underwritten public offering initiated pursuant to this Section 2.2 of this Schedule 3, the Company shall have the right to select the managing underwriter(s) and other underwriters to effect the Distribution in connection with such Demand Registration, provided, however, that such selection shall also be satisfactory to the Holder, acting reasonably. The Company shall have the right to retain counsel of its choice to assist it in fulfilling its obligations under this Article II of this Schedule 3.

(f)    Subject to Section 2.4 of this Schedule 3, Common Shares other than Registrable Securities may be included in any Demand Registration.

(g)    In the case of an underwritten Demand Registration, the Holder and its Representatives may participate in the negotiation of the terms of any underwriting agreement. Such participation in, and the Company’s completion of, the underwritten Demand Registration is conditional upon each of the Holder and the Company agreeing that the terms of any underwriting agreement are satisfactory to it, in its reasonable discretion.

(h)    The Company shall not sell, offer to sell, announce any intention to sell, grant any option for the sale of, or otherwise dispose of any securities of the Company other than pursuant to the Share Incentive Plan, or acquire any securities of the Company, whether for its own account or for the account of another securityholder, from the date of a Demand Notice until the date of the closing of the sale of the Registrable Securities in accordance with a Demand Registration (unless the Holder withdraws its request for qualification or registration of its Registrable Securities pursuant to such Demand Registration in accordance with Section 2.5(a) of this Schedule 3).

Section 2.3    Piggy-Back Registration Rights.

(a)    From the date hereof until the Trigger Time, if, at any time and from time to time from and after the date hereof, the Company proposes to make a Distribution for its own account, the Company shall, at that time, promptly give the Holder written notice (the “Piggy-Back Notice”) of the proposed Distribution.

(b)    A Piggy-Back Notice shall:

(i)    specify the number of Common Shares (or other securities, as applicable) proposed to be Distributed;

(ii)    contain the proposed date of Distribution;

(iii)    contain the proposed means of Distribution;

(iv)    contain, if applicable, the proposed managing underwriter(s) or other underwriters; and

(v)    the minimum offering price per Common Share that the Company, acting reasonably, would be willing to accept in such Distribution.

(c)    In the event that a Piggy-Back Notice shall have been given, the Holder may request the inclusion of the Registrable Securities in the Distribution (a “Piggy-Back Registration”) by providing written notice (the “Piggy-Back Exercise Notice”) to the Company within seventy-two hours of receipt of the Piggy-Back Notice, which shall:

(i)    specify the number of Registrable Securities that the Holder wishes to offer and sell in the applicable Distribution; and

(ii)    contain the undertaking of the Holder to provide all such information regarding the Holder, its holdings and the proposed manner of distribution thereof and to take all such other actions as may be required in order for the Company, the Holder and the Distribution to comply with all applicable Laws.

(d)    The Company shall, subject to the limitations of this Article II of this Schedule 3 and applicable securities Laws, use commercially reasonable efforts to include, and, as applicable, cause to be qualified or registered in the applicable Distribution, the Registrable Securities specified in the Piggy-Back Notice.

(e)    If, at any time after giving a Piggy-Back Notice and prior to the time a Prospectus is filed in connection with such Piggy-Back Registration, the Company shall determine for any reason not to complete such Distribution, the Company may, at its election, give written notice of such determination to the Holder and thereupon shall be relieved of its obligation to complete a Distribution of any Registrable Securities in connection with such particular withdrawn or abandoned Piggy-Back Registration; provided, that if permitted pursuant to Section 2.2 of this Schedule 3, the Holder may continue the Distribution as a Demand Registration pursuant to the terms of Section 2.2 of this Schedule 3.

Section 2.4    Underwriters’ Cutback.

(a)    If, in connection with a Demand Registration, the managing underwriter or underwriters shall impose a limitation on the number or kind of securities which may be included in any such Distribution because, in its reasonable judgment, the inclusion of securities requested to be included in such offering would likely have a significant adverse effect on the distribution or sales price of the securities to be sold in such Distribution (an “Underwriters’ Cutback”), then the Company shall be obligated to include in such Distribution such securities as is determined in good faith by such managing underwriter or underwriters in the following priority:

(i)    first, on a pro rata basis in respect of (A) the Registrable Securities requested to be qualified or registered by the Holder in the applicable Demand Notice and (B) the number of Common Shares requested to be included in the Distribution in accordance with Section 6.10(c) of the Ginkgo Agreement;

(ii)    second, any remaining Registrable Securities requested to be qualified or registered by the Holder in the applicable Demand Notice after the inclusion of the Registrable Securities pursuant to (i) above;

(iii)    third, any Common Shares offered by the Company for its own account; and

(iv)    lastly, any additional Common Shares sought to be included by any other shareholders on a pro rata basis.

(b)    If, in connection with a Piggy-Back Registration, the managing underwriter or underwriters shall impose a limitation on the number or kind of securities which may be included in any such Distribution because, in its reasonable judgment, the inclusion of securities requested to be included in such offering by Holder would likely have a significant adverse effect on the distribution or sales price of the securities to be sold in such Distribution, then the Company shall be obligated to include in such Distribution such securities as is determined in good faith by such managing underwriter or underwriters in the following priority:

(i)    first, on a pro rata basis in respect of (A) Common Shares offered by the Company for its own account, (B) the Registrable Securities requested to be qualified or registered by the Holder in the applicable Piggy-Back Exercise Notice and (C) the number of Common Shares requested to be included in the Distribution in accordance with Section 6.10(c) of the Ginkgo Agreement;

(ii)    second, any additional Common Shares offered by the Company for its own account;

(iii)    third, any remaining Registrable Securities requested to be qualified or registered by the Holder in the applicable Piggy-Back Exercise Notice after the inclusion of the Registrable Securities pursuant to (i) above; and

(iv)    lastly, any additional Common Shares sought to be included by any other shareholders on a pro rata basis.

Section 2.5    Withdrawal of Registrable Securities.

(a)    The Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Demand Registration or Piggy-Back Registration pursuant Section 2.2 or Section 2.3 of this Schedule 3 by giving written notice to the Company of its request to withdraw; provided, however, that:

(i)    such request shall be made in writing to the Company prior to the earlier of (A) the execution of an enforceable bought deal letter and (B) the public announcement of the Distribution by the Company; and

(ii)    such withdrawal shall be irrevocable and, after making such withdrawal, the Holder shall no longer have any right to include its Registrable Securities in the Distribution pertaining to which such withdrawal was made.

(b)    In the event of any such withdrawal, the Holder shall be deemed to not have participated in or requested such Demand Registration or a Piggy-Back Registration, as applicable, and the Registrable Securities shall continue to be Registrable Securities for the purposes of this Agreement; provided, that, if such withdrawal is in respect of a Demand Registration, then, subject to Section 2.4(d) of this Schedule 3, then the request shall be deemed to have been made for purposes of determining whether the Holder exercised its right to a

Demand Registration the request and such deemed request shall reduce the number of requests for a Demand Registration that the Holder is permitted to make pursuant to Section 2.1(a) of this Schedule 3.

(c)    Notwithstanding anything to the contrary contained in Section 2.4(a) and Section 2.4(b) of this Schedule 3, if at any time prior to the completion of the applicable Distribution the Holder withdraws its request for inclusion of its Registrable Securities from a Demand Registration or Piggy-Back Registration at any time after having learned of a material adverse change in the condition, business or prospects of the Company, then such request shall be deemed to be withdrawn and such request shall be deemed not to have been made for purposes of determining whether the Holder exercised its right to a Demand Registration and the request therefor shall not reduce the number of requests for a Demand Registration that the Holder is permitted to make pursuant to Section 2.1(a) of this Schedule 3.

(d)    Notwithstanding anything to the contrary contained in Section 2.4(b) of this Schedule 3, if the Company postpones the filing of a Prospectus or a Registration Statement pursuant to Section 2.2(c) of this Schedule 3 and, as a result of such postponement, the Holder, at any time prior to receiving written notice that the Valid Business Reason for such postponement no longer exists, advises the Company in writing that it has determined to withdraw its request for a Demand Registration, then such Demand Registration and the request therefor shall be deemed to be withdrawn and such request shall be deemed not to have been made for purposes of determining whether the Holder exercised its right to a Demand Registration and the request therefor shall not reduce the number of requests for a Demand Registration that the Holder is permitted to make pursuant to Section 2.1(a) of this Schedule 3.

Section 2.6    Expenses. All expenses incurred in connection with a Demand Registration or Piggy-Back Registration pursuant to Section 2.2 or Section 2.3 of this Schedule 3, as applicable, including, (a) Canadian Securities Regulators, SEC, Financial Industry Regulatory Authority, and stock exchange registration, listing and filing fees relating to the Registrable Securities, (b) fees and expenses of compliance with securities Laws and the Securities Act, (c) printing and copying expenses, (d) messenger and delivery expenses, (e) expenses incurred in connection with any road show and marketing activities, (f) fees and disbursements of counsel to the Company, (g) fees and disbursements of all independent public accountants (including the expenses of any audit and/or “comfort” letter) and fees and expenses of any other special experts retained by the Company, (h) translation expenses, and (i) any other fees and disbursements of underwriters customarily paid by issuers or sellers of securities (but excluding the Holder’s Expenses), shall be borne by the Company; provided, that all underwriting discounts and commissions, brokerage or agent commissions, out-of-pocket expenses incurred by the Holder, fees and disbursements of counsel to the Holder and Transfer Taxes, if any, applicable to the sale of Registrable Securities, shall be borne by the Holder (the “Holder’s Expenses”).

Section 2.7    Registration Procedures.

(a)    In connection with the Demand Registration and Piggy-Back Registration obligations pursuant to Section 2.2 and Section 2.3 of this Schedule 3, but subject to the limitations of this Article II of this Schedule 3, the Company shall use commercially reasonable efforts to effect the qualification and/or registration, as applicable, for the offer and sale or other disposition or Distribution of Registrable Securities of the Holder in one or more of the Qualifying Provinces and/or the United States, as directed by the Holder, and in furtherance thereof:

(i)    the Company shall as expeditiously as possible, but in any event, in the case of a Demand Registration, within forty-five days after the Company’s receipt of the Demand Notice, prepare and file in the English language with the Canadian Securities Regulators a preliminary Prospectus and/or with the SEC a Registration Statement, as applicable, and, promptly thereafter, a final Prospectus under and in compliance with the applicable securities Laws, relating to the applicable Demand Registration or Piggy-Back Registration, including all exhibits, financial statements and such other related documents required by the Canadian Securities Regulators and the SEC to be filed therewith, and use its commercially reasonable efforts to cause such Prospectus to be receipted and/or such Registration Statement to be declared effective by the SEC; and the Company shall furnish to the Holder and the managing underwriters or underwriters, if any, copies of such preliminary Prospectus and final Prospectus and/or Registration Statement, as applicable, and any amendments or supplements in the form filed with the Canadian Securities Regulators or the SEC, promptly after the filing of such preliminary Prospectus and final Prospectus and/or such Registration Statement and the preliminary and final U.S. Prospectus, and any amendments or supplements thereto;

(ii)    prepare and file with the Canadian Securities Regulators and/or the SEC such amendments and supplements to the preliminary Prospectus and final Prospectus and/or the Registration Statement, as applicable, as may be necessary to complete the Distribution of all such Registrable Securities and as required under the Securities Act (Ontario) and the Securities Act or under any applicable provisions of securities Laws and the Securities Act;

(iii)    notify the Holder and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing, as soon as practicable after notice thereof is received by the Company: (A) when the preliminary Prospectus and final Prospectus and/or the Registration Statement, as applicable, or any amendment thereto has been filed or been receipted or declared effective, as applicable, and furnish to the Holder and managing underwriter or underwriters, if any, copies thereof; (B) of any request by the Canadian Securities Regulators or the SEC for amendments to the preliminary Prospectus or the final Prospectus or the Registration Statement or for additional information; (C) of the issuance by the Canadian Securities Regulators or the SEC of any stop order or cease trade order relating to the Prospectus or the Registration Statement or any order preventing or suspending the use of any preliminary Prospectus or final Prospectus or the Registration Statement or the initiation or threatening of any proceedings for such purposes; and (D) of the receipt by the Company of any notification with respect to the suspension of the qualification or registration of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(iv)    promptly notify the Holder and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the preliminary Prospectus or final Prospectus or the Registration Statement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement therein (in the case of the preliminary Prospectus or final Prospectus in light of the circumstances under which they were made) when such preliminary Prospectus or final Prospectus was delivered or the Registration Statement was declared effective by the SEC not misleading, fails to constitute full, true and plain disclosure of all material facts regarding the Registrable Securities when such preliminary Prospectus or final Prospectus was delivered or the Registration Statement was declared effective by the SEC or if for any other reason it shall be necessary during such time period to amend or supplement the preliminary Prospectus or the final Prospectus or the Registration Statement in order to comply with securities Laws or the Securities Act and, in either case, as promptly as practicable, prepare and file with the Canadian Securities Regulators and/or the SEC, as applicable, and furnish to the Holder and the managing underwriter or underwriters, if any, a supplement or amendment to such preliminary Prospectus or final Prospectus or the Registration Statement which shall correct such statement or omission or effect such compliance;

(v)    use commercially reasonable efforts to obtain the withdrawal of any stop order, cease trade order or other order against the Company or affecting the securities of the Company suspending the use of any preliminary Prospectus or final Prospectus or the Registration Statement or suspending the qualification or registration of any Registrable Securities covered by such Prospectus or Registration Statement, or the initiation or the threatening of any proceedings for such purposes;

(vi)    furnish to the Holder and each underwriter or underwriters, if any, without charge, one executed copy and as many conformed copies as they may reasonably request, of the preliminary Prospectus and final Prospectus and/or the Registration Statement and preliminary U.S. Prospectus and final U.S. Prospectus, as applicable, including financial statements and schedules and all documents incorporated therein by reference, and provide the Holder and its counsel with a reasonable opportunity to review and provide comments to the Company on the preliminary Prospectus and final Prospectus and/or the Registration Statement;

(vii)    deliver to the Holder and the underwriter or underwriters, if any, without charge, as many commercial copies of the preliminary Prospectus and the final Prospectus and/or the preliminary U.S. Prospectus and final U.S. Prospectus, as applicable, and any amendment or supplement thereto as such Persons may reasonably request (it being understood that the Company consents to the use of the preliminary Prospectus and the final Prospectus and/or the preliminary U.S. Prospectus and final U.S. Prospectus, as applicable, or any amendment or supplement thereto by the Holder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such preliminary Prospectus and the final Prospectus and/or such preliminary U.S. Prospectus and/or final U.S. Prospectus or any amendment or supplement thereto) and such other documents as the Holder may reasonably request in order to facilitate the disposition of the Registrable Securities by such Person;

(viii)    on or prior to the date on which a receipt is issued for the preliminary Prospectus or final Prospectus by the applicable Canadian Securities Regulators, use commercially reasonable efforts to qualify, and cooperate with the Holder, the managing underwriter or underwriters, if any, and their respective counsel in connection with the qualification of, such Registrable Securities for offer and sale under the securities Laws of each of the Qualifying Provinces, as applicable, as any such Person or underwriter reasonably requests in writing; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(ix)    in connection with any underwritten offering enter into customary agreements, including an underwriting agreement with the underwriter or underwriters, such agreements to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions and indemnification provisions and/or agreements substantially consistent with Article III of this Schedule 3, but in any event, which agreements shall contain provisions for the indemnification by the underwriter or underwriters in favor of the Company with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Prospectus and/or the Registration Statement included in reliance upon and in conformity with written information furnished to the Company by any underwriter in writing;

(x)    as promptly as practicable after filing with the Canadian Securities Regulators or the SEC any document which is incorporated by reference into the preliminary Prospectus or final Prospectus or the Registration Statement, provide copies of such document to the Holder and its counsel and to the managing underwriters or underwriters, if any;

(xi)    file, and to not withdraw, a notice declaring its intention to be qualified to file a short form prospectus as soon as permitted by applicable securities Laws;

(xii)    use its commercially reasonable efforts to obtain a customary legal opinion, in the form and substance as is customarily given by external company counsel in securities offerings, addressed to the Holder and the underwriters, if any, and such other Persons as the underwriting agreement may reasonably specify, and a customary “comfort letter” from the Company’s auditor and/or the auditors of any financial statements included or incorporated by reference in a preliminary Prospectus or final Prospectus and/or the Registration Statement;

(xiii)    furnish to the Holder and the managing underwriter or underwriters, if any, and such other Persons as the Holder may reasonably specify, such corporate certificates, satisfactory to the Holder acting reasonably, as are customarily furnished in securities offerings, and, in each case, covering substantially the same matters as are customarily covered in such documents in the relevant jurisdictions and such other matters as the Holder may reasonably request;

(xiv)    provide and cause to be maintained a transfer agent and registrar for such Common Shares not later than the date a receipt is issued for the final Prospectus by the applicable Canadian Securities Regulators or the date that the Registration Statement is declared effective by the SEC and use its best efforts to cause all Common Shares covered by such Final Prospectus and/or such Registration Statement to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(xv)    participate in such marketing efforts as the managing underwriter or underwriters, if any, determine are reasonably necessary, such as “roadshows,” institutional investor meetings and similar events; and

(xvi)    take such other actions and execute and deliver such other documents as may be reasonably necessary to give full effect to the rights of the Holder under the Agreement.

(b)    The Company may require the Holder to furnish to the Company such information regarding the Distribution of such Registrable Securities and such other information relating to the Holder and its beneficial ownership of Common Shares as the Company may from time to time reasonably request in writing in order to comply with applicable securities Laws in each jurisdiction in which a Demand Registration or Piggy-Back Registration is to be effected and the Securities Act. The Holder agrees to furnish such information to the Company and to cooperate with the Company as necessary to enable the Company to comply with the provisions of the Agreement and applicable securities Laws and the Securities Act. The Holder shall promptly notify the Company when the Holder becomes aware of the happening of any event (insofar as it relates to the Holder or information provided by the Holder in writing for inclusion in the applicable preliminary Prospectus or final Prospectus and/or Registration Statement) as a result of which the preliminary Prospectus or Final Prospectus or the Registration Statement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement therein (in the case of the preliminary Prospectus or final Prospectus in light of the circumstances under which they were made) when such preliminary Prospectus or final Prospectus was delivered or when such Registration Statement was declared effective by the SEC not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement the preliminary Prospectus or the final Prospectus or the Registration Statement in order to comply with securities Laws or the Securities Act. In addition, the Holder shall, if required under applicable securities Laws, execute any certificate forming part of a preliminary Prospectus or a final Prospectus to be filed with the applicable Canadian Securities Regulators.

(c)    In connection with any underwritten offering in connection with a Demand Registration or a Piggy-Back Registration, the Holder shall enter into customary agreements, including an underwriting agreement with the underwriter or underwriters, such agreements to contain such representations and warranties by the Holder and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions and indemnification provisions and/or agreements substantially consistent with Article III of this Schedule 3, but in any event, which agreements shall contain provisions for the indemnification by the underwriter or underwriters in favor of the Holder with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Prospectus or the Registration Statement included in reliance upon and in conformity with written information furnished to the Company by the underwriter in writing.

(d)    Notwithstanding anything to the contrary contained in this Schedule 3, if the Company receives a “bought deal” letter (which means a fully underwritten commitment, subject to customary conditions, from an underwriter or underwriters) relating to a Distribution, the Company shall give the Holder such notice as is practicable under the circumstances given the speed and urgency with which “bought deals” are carried out in common market practice of its rights to participate thereunder and such Holder shall be required to respond in a manner consistent with the time periods typical for a transaction of such nature and, in any event, prior to the launch of such “bought deal.” Provided that the foregoing sentence is complied with by the Company, nothing herein shall be construed to limit the ability of the Company to proceed with such “bought deal” Distribution.

ARTICLE III

DUE DILIGENCE; INVESTIGATION

Section 3.1    Preparation; Reasonable Investigation. In connection with the preparation and filing of any Prospectus or Registration Statement in connection with a Demand Registration or Piggy-Back Registration that includes Registrable Securities as herein contemplated, the Company shall give the Holder, the underwriter or underwriters of such Distribution, if any, and their respective counsel, auditors and other representatives, the opportunity to participate in the preparation of such documents and each amendment thereof or supplement thereto, and shall insert therein such material furnished to the Company in writing, which in the reasonable judgment of the Company and its counsel should be included, and shall give each of them such reasonable and customary access to the Company’s books and records and such reasonable and customary opportunity to discuss the business of the Company with its officers and auditors, and to conduct all reasonable and customary due diligence which the Holder and the underwriters or underwriter, if any, and their respective counsel may reasonably require in order to conduct a reasonable investigation in order to enable such underwriters to execute any certificate required to be executed by them in Canada for inclusion in such documents; provided, that the Holder and the underwriters agree to maintain the confidentiality of such information.

Section 3.2    Indemnification by the Company. In connection with any Demand Registration and/or Piggy-Back Registration that includes Registrable Securities, the Company shall indemnify and hold harmless the Holder and its Affiliates and each of their respective directors, officers, employees and agents and underwriters, from and against any loss (excluding loss of profits), liability, claim, damage and expense whatsoever (including reasonable legal fees and expenses), including any amounts paid in settlement of any investigation, order, litigation, proceeding or claim, joint or several, as incurred, arising out of or based on any untrue statement or omission of a material fact, or alleged untrue statement or omission of a material fact contained in any Prospectus or Registration Statement, or any amendment or supplement thereto, including all documents incorporated therein by reference, or any omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or as incurred, arising out of or based upon any failure by the Company to comply with applicable securities Laws or the Securities Act; provided, that the Company shall not be liable under this Section 3.2 of this Schedule 3 for any settlement of any action effected without its written consent, which consent shall not be unreasonably withheld or delayed; provided, further, that the indemnity provided for in this Section 3.2 of this Schedule 3, in respect of the Holder, shall not apply to any loss, liability, claim, damage or expense to the extent arising out of or based upon any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the

Company by or on behalf of the Holder or underwriter for use in the Prospectus or the Registration Statement. Any amounts advanced by the Company to an Indemnified Party pursuant to this Section 3.2 of this Schedule 3 as a result of such losses shall be returned to the Company if it is finally determined by a court in a judgment not subject to appeal or final review that such Indemnified Party was not entitled to indemnification by the Company.

Section 3.3    Indemnification by the Holder.

(a)    In connection with any Demand Registration and/or Piggy-Back Registration that includes Registrable Securities, the Holder shall indemnify and hold harmless the Company and each of its directors, officers, employees and agents from and against any loss (excluding loss of profits), liability, claim, damage and expense whatsoever (including reasonable legal fees and expenses), including any amounts paid in settlement of any investigation, order, litigation, proceeding or claim, joint or several, as incurred, arising out of or based on any untrue statement or omission of a material fact, or alleged untrue statement or omission of a material fact, made or required to be made in the Prospectus or the Registration Statement, as applicable, included in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Holder for use in the Prospectus or Registration Statement; provided, that the Holder shall not be liable under this Section 3.3(a) of this Schedule 3 for any settlement of any action effected without its written consent, which consent shall not be unreasonably withheld or delayed; provided, further, that the indemnity provided for in this Section 3.3(a) of this Schedule 3 shall not apply to any loss, liability, claim, damage or expense to the extent arising out of or based upon any untrue statement or omission or alleged untrue statement or omission contained in any Prospectus or Registration Statement relating to a Demand Registration and/or Piggy Back Registration if the Company or any underwriter failed to send or deliver a copy of the Prospectus or the U.S. Prospectus, as applicable, to the Person asserting such losses, liabilities, claims, damages or expenses on or prior to the delivery of written confirmation of any sale of securities covered thereby to such Person in any case where such Prospectus or U.S. Prospectus corrected such untrue statement or omission. Any amounts advanced by the Holder to an Indemnified Party pursuant to this Section 3.3(a) of this Schedule 3 as a result of such losses shall be returned to the Holder if it is finally determined by a court in a judgment not subject to appeal or final review that such Indemnified Party was not entitled to indemnification by the Holder.

(b)    Notwithstanding any provision of this Agreement or any other agreement, in connection with any Demand Registration or any Piggy-Back Registration, in no event shall the Holder be liable for indemnification or contribution hereunder for an amount greater than the lesser of: (i) the net sales proceeds actually received by the Holder; and (ii) the Holder’s proportionate share of any such liability based on the net sales proceeds actually received by the Holder and the aggregate net sales proceeds of the Distribution, except in the case of fraud or willful misconduct by the Holder.

Section 3.4    Defence of the Action by the Indemnifying Parties. Each party entitled to indemnification under this Article III of this Schedule 3 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, but the omission to so notify the Indemnifying Party shall not relieve it from any liability which it may have to the Indemnified Party pursuant to the provisions of this Article III of this Schedule 3 except to the extent of the damage or prejudice suffered by such delay in notification. The Indemnifying Party may assume the defence of such action, including the employment of counsel to be chosen by the Indemnifying Party to the reasonable satisfaction of the Indemnified Party, and the payment of expenses. The Indemnified Party shall have the right to employ its own counsel in any such case, but the legal fees and expenses of such counsel shall be at the expense of the Indemnified Party, unless the employment of such counsel is authorized in writing by the Indemnifying Party in connection with the defence of such action, or the Indemnifying Party shall not have employed counsel to take charge of the defence of such action or the Indemnified Party reasonably concludes, based on the opinion of counsel, that there may be defences available to it or them which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defence of such action on behalf of the Indemnified Party), in any of which events the reasonable fees and expenses shall be borne by the Indemnifying Party, provided, further, that in no event shall the Indemnifying Party be required to pay the expenses of more than one law firm as counsel for all Indemnified Parties pursuant to this sentence. No Indemnifying Party, in the defence of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

Section 3.5    Contribution. If the indemnification provided for in Section 3.2 or Section 3.3 of this Schedule 3, as applicable, is unavailable to a party that would have been an Indemnified Party under Section 3.2 or Section 3.3 of this Schedule 3, as applicable, in respect of any losses, liabilities, claims, damages and expenses referred to herein, then each party that would have been an Indemnifying Party hereunder shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such losses, liabilities, claims, damages and expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and such Indemnified Party on the other hand in connection with the statement or omission which resulted in such losses, liabilities, claims, damages and expenses, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or such Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, no Person guilty of misrepresentation within the meaning of applicable securities Laws and the Securities Act shall be entitled to contribution from any Person who was not guilty of misrepresentation. The amount paid or payable by a party under this Section 3.5 of this Schedule 3 as a result of the losses, liabilities, claims, damages and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The Company and the Holder agree that it would not be just and equitable if contribution pursuant to this Section 3.5 of this Schedule 3 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to above in this Section 3.5 of this Schedule 3.

Section 3.6    Holder is Trustee. The Company hereby acknowledges and agrees that, with respect to this Article III of this Schedule 3, the Holder is contracting on its own behalf and as agent for the other Indemnified Parties referred to in this Article III of this Schedule 3. In this regard, the Holder shall act as trustee for such Indemnified Parties of the covenants of the Company under this Article III of this Schedule 3 with respect to such Indemnified Parties and accepts these trusts and shall hold and enforce those covenants on behalf of such Indemnified Parties.

Section 3.7    Company is Trustee. The Holder hereby acknowledges and agrees that, with respect to this Article III of this Schedule 3, the Company is contracting on its own behalf and as agent for the other Indemnified Parties referred to in this Article III of this Schedule 3. In this regard, the Company shall act as trustee for such Indemnified Parties of the covenants of the Holders under this Article III of this Schedule 3 with respect to such Indemnified Parties and accepts these trusts and shall hold and enforce those covenants on behalf of such Indemnified Parties.

Section 3.8    Delay of Registration. The Holder shall have no right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Schedule 3.

ARTICLE IV

LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS

Section 4.1    From the date hereof until the Trigger Time, the Company shall not, without the prior written consent of the Holder, enter into any agreement with any holder or prospective holder of the Company’s securities that grants such holder or prospective holder rights to include securities of the Company in any Prospectus under applicable securities Laws or any Registration Statement under the Securities Act, unless: (a) such rights are either pro rata with, or subordinated to, the rights granted to the Holder under this Agreement on terms reasonably satisfactory to the Holder; and (b) the Holder maintains its priority right in connection with an Underwriters’ Cutback as contemplated by Section 2.4(a) of this Schedule 3.

[Redacted – Schedule to Investor Rights Agreement]